EXHIBIT 10.1

PURCHASE AGREEMENT
among
MERRILL LYNCH INSURANCE GROUP, INC.,
MERRILL LYNCH & CO., INC.,
and
AEGON USA, INC.
as of
August 13, 2007

ARTICLE I
PURCHASE OF SHARES AND TRANSFERRED ASSETS; ASSIGNMENT OF TRANSFERRED LIABILITIES

i

Section 5.5	Indemnification Notice Procedures	42
Section 5.6	Indemnification Procedures for Claims by an Indemnified Party	43
Section 5.7	Indemnification Procedures for Third Party Claims	44

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1	Conditions to Each Party’s Obligations	45
Section 6.2	Conditions to Obligations of the Buyer	45
Section 6.3	Conditions to Obligations of the Seller	46

ARTICLE VII

[Intentionally omitted.]

ARTICLE VIII

TAX MATTERS

Section 8.1	Liability for Taxes.	47
Section 8.2	Tax Sharing Agreements	49
Section 8.3	Tax Returns, Elections, etc.	49
Section 8.4	Tax Payments	50
Section 8.5	Tax Audits, Assistance and Cooperation.	50
Section 8.6	Refunds and Tax Credits	52
Section 8.7	Carrybacks	53
Section 8.8	Transfer Taxes	53
Section 8.9	Tax Treatment of Indemnity Payments	53
Section 8.10	Section 338 Elections	53
Section 8.11	Survival	55
Section 8.12	Coordination	55
Section 8.13	Effective Date	55

ARTICLE IX

DEFINITIONS

ARTICLE X

MISCELLANEOUS

Section 10.1	Termination and Abandonment	67

Section 10.2	Expenses	68
Section 10.3	Notices	68
Section 10.4	Entire Agreement	70
Section 10.5	No Third Party Beneficiaries	70
Section 10.6	Assignability	71
Section 10.7	Amendment and Modification; Waiver	71
Section 10.8	Severability	71
Section 10.9	Section Headings	71
Section 10.10	Interpretation	71
Section 10.11	Counterparts	72
Section 10.12	Facsimile	72
Section 10.13	Enforcement	72
Section 10.14	Release of Section 5.2(b)(iv)	73
Section 10.15	Governing Law	73
Section 10.16	FIRPTA	74

SCHEDULES

Schedule A	Transferred Assets and Transferred Liabilities

EXHIBITS

Exhibit A	Distribution Agreement
Exhibit B	Trademark License Agreement
Exhibit C	Transition Services Agreement
Exhibit D-1	Purchase Price Adjustment
Exhibit D-2	Purchase Price Adjustment
Exhibit E	Bill of Sale and Assignment
Exhibit F	Assumption Agreement
Exhibit G	Roszel Administrative Services Agreement
Exhibit H	Roszel Investment Management Term Sheet
SELLER DISCLOSURE LETTER
BUYER DISCLOSURE LETTER

PURCHASE AGREEMENT
     PURCHASE AGREEMENT, dated as of August 13, 2007 (this “Agreement”), by and among Merrill Lynch Insurance Group, Inc., a Delaware corporation (the “Seller”), Merrill Lynch & Co., Inc., a Delaware corporation (the “Seller Parent”), and AEGON USA, Inc., an Iowa corporation (the “Buyer”).
RECITALS
     WHEREAS, Merrill Lynch Life Insurance Company, an Arkansas domiciled stock life insurance company (“MLLIC”), and ML Life Insurance Company of New York, a New York domiciled stock life insurance company (“MLLICNY”) (each sometimes referred to herein as a “Company” and collectively as the “Companies”), are direct, wholly-owned subsidiaries of the Seller that conduct the business of manufacturing annuity products and maintaining closed blocks of life insurance and annuity products;
     WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the outstanding shares of common stock of MLLIC, par value $10.00 (“MLLIC Shares”), and all of the outstanding shares of common stock of MLLICNY, par value $10.00 (“MLLICNY Shares” and together with the MLLIC Shares, the “Shares”);
     WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller also desires to sell and assign to the Buyer, or to cause one or more of the Seller Affiliates to sell and assign to the Buyer, and the Buyer desires to purchase and assume from the Seller and/or such Seller Affiliates, the assets set forth on Schedule A hereto, other than any such assets which are transferred to either Company prior to the Closing (the “Transferred Assets”) and the liabilities set forth on Schedule A hereto, other than any such liabilities which are transferred to either Company prior to the Closing (the “Transferred Liabilities”) relating to the operations of the Companies not held by the Companies; and
     WHEREAS, in connection with the consummation of this Agreement, at the Closing, the Buyer, the Seller and the Seller Parent will enter into a Master Distribution Agreement, substantially in the form attached hereto as Exhibit A (the “Distribution Agreement”), a trademark license agreement, substantially in the form of Exhibit B hereto (the “Trademark License Agreement”) and a transition services agreement, substantially in the form of Exhibit C hereto (the “Transition Services Agreement”).
     NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE OF SHARES AND TRANSFERRED ASSETS; ASSIGNMENT OF TRANSFERRED LIABILITIES
     Section 1.1 Purchase and Sale.
     (a) Purchase and Sale. In consideration for the sale and transfer of the Shares and the Transferred Assets, and upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall (i) deliver to the Seller cash in an amount equal to the excess of (x) $1,301,000,000, as the same may be adjusted in accordance with Exhibit D-1 if the Closing Date is prior to December 10, 2007 or after December 31, 2007 or Exhibit D-2 if the Closing Date is on December 31, 2007 over (y) the aggregate amount of all dividends paid by the Companies to the Seller during the period from June 22, 2007 through the Closing (the “Purchase Price”), and (ii) assume the Transferred Liabilities.
     (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10.1, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. New York City time as soon as practicable, and in no event later than the third Business Day following, the satisfaction or waiver of each of the conditions set forth in Article VI hereof, other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions (the “Closing Date”), provided that notwithstanding the foregoing, if such conditions are satisfied or waived on or after December 10, 2007 but on or prior to December 28, 2007, the Closing will take place at 10:00 a.m. New York City time on December 31, 2007. The Closing shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, unless another date, time or place is agreed to in writing by the parties hereto.
     (c) Actions at the Closing. At the Closing, (i) the Seller shall deliver to the Buyer certificates representing the Shares duly endorsed or accompanied by stock powers duly executed, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, free and clear of all Liens, and (ii) the Buyer will pay the Purchase Price to the Seller by wire transfer of immediately available funds to one or more accounts designated by the Seller for such purpose, which designation shall occur at least two (2) Business Days prior to the Closing.
     (d) Documents Deliverable at Closing. At the Closing, in order to give effect to the purchase and sale of the Shares, the Transferred Assets and the assignment and assumption of the Transferred Liabilities, the Seller, or one or more of its Affiliates, on the one hand, and the Buyer, on the other hand, shall execute and deliver:

          (i) a bill (or bills) of sale, assignment and general conveyance, in each case substantially in the form attached hereto as Exhibit E, with respect to each of the Transferred Assets (the “Bill of Sale and Assignment”);
          (ii) an assumption agreement, substantially in the form attached hereto as Exhibit F, with respect to the Transferred Liabilities (the “Assumption Agreement”); and
          (iii) all such additional instruments, documents and certificates provided for by this Agreement or as may be reasonably requested by the other party to give effect to the closing of the transactions provided for by this Agreement and the Ancillary Transaction Agreements.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF
THE SELLER PARENT AND THE SELLER
     Except as set forth in the disclosure letter delivered by the Seller to the Buyer on or before the execution of this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent), and subject, in all cases to, Section 2.6(c), each of the Seller Parent and the Seller represents and warrants to the Buyer as of the date hereof and as of the Closing Date (except for any such representations and warranties which are made as of a specific date, which representations and warranties are made only as of such date) as follows:
     Section 2.1 Corporate Authorization. Each of the Seller Parent and the Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Transaction Agreement to which it is or will be a party as of the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Transaction Agreement to which it is or will be a party as of the Closing, the performance of the Seller Parent’s and the Seller’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all respective requisite corporate action of each of the Seller Parent and the Seller. Each of the Seller Parent and the Seller has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each Ancillary Transaction Agreement to which it is or will be a party as of the Closing. This Agreement constitutes, and each such Ancillary Transaction Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of the Seller Parent and the Seller enforceable against the Seller Parent and the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally or by general principles of equity (whether such enforcement is sought in equity or at law).
     Section 2.2 Corporate Status. MLLIC is a corporation duly organized, validly existing and in good standing under the laws of the state of Arkansas, and MLLICNY is a corporation duly organized, validly existing and in good standing under the laws of the state of New York. Each Company has all requisite corporate power and authority to carry on the Transferred Business as now conducted and to own, lease and operate all its properties and assets, if any, except where the failure to be so organized, existing or in good standing or where the failure to have such power and authority would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Each Company is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions specified in Section 2.2 of the Seller Disclosure Letter, which includes each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or to be in good standing would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Seller has made available to the Buyer complete copies of the Organizational Documents of each Company as currently in effect, and neither Company is in violation of any provision of its respective Organizational Documents.
     Section 2.3 Non-Contravention. Except as set forth in Section 2.3 of the Seller Disclosure Letter, and, with respect to clauses (ii), (iii) and (iv), assuming compliance with the matters set forth in Section 2.5, the execution, delivery and performance by each of the Seller Parent and the Seller of this Agreement and each Ancillary Transaction Agreement to which it is or will be a party as of the Closing and the performance and consummation of the transactions contemplated hereby and thereby do not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of the Seller Parent, the Seller or either Company, (ii) conflict with or result in a violation or breach of any provision of any Law applicable to the Seller Parent, the Seller or either Company, (iii) require any consent of or other action by any Person under, violate, conflict with or result in the breach of any of the terms of, result in any modification of or loss of a benefit under, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to modify, re-price, terminate or cancel, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under any provision of any material contract, agreement, license or other instrument to which the Seller or the Seller Parent is a party or any Applicable Contract to which either Company is a party or any of their respective assets or properties may be subject, or (iv) result in the creation or imposition of any Lien on any Assets or Transferred Assets, except, in the case of clauses (ii) through (iv), for such violations, conflicts, breaches or defaults (x) that may result from facts or circumstances solely relating to the Buyer or its Affiliates, or (y) which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     Section 2.4 Capitalization; Title to Shares.
     (a) The authorized capital stock of MLLIC consists of 1,000,000 shares of common stock, par value $10.00 per share. As of the date hereof, there are 250,000 MLLIC Shares issued and outstanding. The authorized capital stock of MLLICNY consists of 220,000 shares of common stock, par value $10.00 per share. As of the date hereof, there are 220,000 MLLICNY Shares issued and outstanding. The Shares have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive rights. The Seller owns the Shares, beneficially and of record, free and clear of all Liens. Upon the transfer and delivery of and payment for the Shares at the Closing, as contemplated herein, the Buyer will acquire good and valid title to all of the Shares, free and clear of all Liens, other than any Lien arising due to actions of the Buyer or its Affiliates.
     (b) Except as set forth in Section 2.4(a), there are no outstanding (i) shares of capital stock of or other voting or equity interests in either Company, (ii) securities of either Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in such Company, (iii) options or other rights or agreements, commitments or understandings of any kind to acquire from either Company, or other obligation of the Seller or either Company to issue, transfer or sell, any capital stock of or other voting or equity interests in either Company, or securities convertible into or exercisable or exchangeable for capital stock of or other voting or equity interests in either Company, (iv) voting trusts, proxies or other similar agreements or understandings to which either Company is a party or by which either Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in either Company, or (v) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in either Company.
     Section 2.5 Governmental Authorization. The execution, delivery and performance by each of the Seller Parent and the Seller of this Agreement and each Ancillary Transaction Agreement to which it is or will be a party as of the Closing, and the consummation of the transactions contemplated hereby and thereby, do not require any consent, exemption, authorization, approval or deemed approval of, non-disapproval, ruling, order of, notice to, registration or filing with, any Governmental Authority to be made or obtained by the Seller Parent, the Seller or either Company, other than: (i) the filing of pre-merger notification and report forms under the HSR Act, (ii) the approvals, filings and notices required under the Insurance Laws set forth in Section 2.5 of the Seller

Disclosure Letter, (iii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 2.5 of the Seller Disclosure Letter, (iv) as may result from any facts or circumstances solely relating to the Buyer or its Affiliates, and (v) such other consents, approvals, authorizations, declarations, filings or notices, the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     Section 2.6 Financial Statements.
     (a) The Seller has made available to the Buyer (or, in the case of subsection (iii), will promptly make available to the Buyer following the preparation thereof) complete copies of (i) the audited statutory financial statements of each Company at and for the periods ended December 31, 2006 (the “Balance Sheet Date”), 2005 and 2004, together with the report of each Company’s independent auditors thereon (the “SAP Audited Financial Statements”), (ii) the unaudited interim statutory financial statements of each Company at and for the periods ended March 31, 2007 and June 30, 2007 (the “SAP Unaudited Financial Statements”), and (iii) all interim statutory financial statements of each Company at and for each period ending after the date hereof and prior to the Closing Date (the “SAP Unaudited Interim Financial Statements” and together with the SAP Audited Financial Statements and the SAP Unaudited Financial Statements, the “SAP Financial Statements”). The SAP Financial Statements have been prepared in accordance with SAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects in accordance with SAP the financial position, results of operations and cash flows of each Company at and for the respective periods indicated therein (subject, in the case of the SAP Unaudited Financial Statements and the SAP Unaudited Interim Financial Statements, to normal year-end adjustments). The Seller has also made available to the Buyer (or, in the case of subsection (z), will promptly deliver to the Buyer following the preparation thereof) complete copies of (x) the audited GAAP financial statements of each Company at and for the periods ended on the Balance Sheet Date and December 31, 2005 and 2004, together with the report of each Company’s independent auditors thereon (the “GAAP Audited Financial Statements”), (y) the unaudited interim GAAP financial statements of each Company at and for the periods ended March 31, 2007 and June 30, 2007 (the “GAAP Unaudited Financial Statements”), and (z) all interim GAAP financial statements of each Company at and for each period ending after the date hereof and prior to the Closing Date (the “GAAP Unaudited Interim Financial Statements” and together with the GAAP Audited Financial Statements and the GAAP Unaudited Financial Statements, the “GAAP Financial Statements”). The GAAP Financial Statements and the Separate Account Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and present fairly in all material respects in accordance with GAAP the financial position, results of operations and cash flows of the relevant entity at and for the respective periods indicated therein (subject, in the case of the GAAP Unaudited Financial Statements and the GAAP

Unaudited Interim Financial Statements, to normal year-end adjustments). Except as set forth in Section 2.6 of the Seller Disclosure Letter, neither Company has received any written communication from any Governmental Authority or its external auditor of any material deficiency with respect to any of the SAP Financial Statements, GAAP Financial Statements or Separate Account Financial Statements.
     (b) Without limiting the generality of Section 2.6(a), the reserves for payment of benefits, losses, claims and expenses under all Life Insurance and Annuity Contracts of each Company in force as of the date of the SAP Financial Statements (i) were determined in accordance with SAP, consistently applied throughout the specified period, and (ii) were calculated, in all material respects, in accordance with generally accepted actuarial standards, consistently applied throughout the specified period.
     (c) The Buyer agrees that, except to the limited extent expressly set forth in Section 2.6(b), none of the representations and warranties set forth in this Article II shall be construed in any way as a representation or warranty as to the adequacy or sufficiency, for any purpose, of the reserves held by the Companies against the liabilities arising under the terms of the Life Insurance and Annuity Contracts issued by them or as a guarantee as to the collectibility of any reinsurance balances ceded to third party reinsurers. Without limiting the generality of the foregoing, except as expressly set forth in Section 2.6(b), the Seller makes no representation or warranty whatsoever, and shall provide no indemnity or guarantee of any sort or incur any liability with respect to any such reserves, or the development or adequacy thereof, or the collectibility of ceded reinsurance balances; provided that notwithstanding the foregoing, the provisions of this Section 2.6(c) shall not apply to any non-collectibility of ceded reinsurance balances resulting from a breach prior to the Closing of any reinsurance agreement by any Company.
     Section 2.7 No Undisclosed Material Liabilities. To the Seller’s Knowledge, neither Company has any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as set forth in Section 2.7 of the Seller Disclosure Letter, (ii) liabilities and obligations disclosed or reserved against in the SAP Financial Statements or specifically disclosed in the notes thereto, (iii) liabilities and obligations that (x) were incurred after the Balance Sheet Date in the ordinary course of business, or (y) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (iv) liabilities and obligations arising under this Agreement or the Ancillary Transaction Agreements.
     Section 2.8 Absence of Certain Changes.
     (a) Except (i) as contemplated or permitted by this Agreement or the Ancillary Transaction Agreements, (ii) as disclosed in Section 2.8(a) of the Seller Disclosure Letter, (iii) for the payment to the Seller of dividends in the amounts of

$125,000,000 from MLLIC and $5,453,435 from MLLICNY in the first quarter of 2007, in the amount of $68,731,054 from MLLIC in the second quarter of 2007, and to the extent that MLLICNY determines, in its sole discretion, to make any such dividend payment, in the amount of up to $11,973,699 from MLLICNY during the balance of 2007, or (iv) as required by Law, (x) the Companies have not taken any action that would have constituted a violation of Section 4.2 if Section 4.2 had applied since the Balance Sheet Date until the date hereof, and (y) since the Balance Sheet Date, there has not occurred, individually or in the aggregate, a Company Material Adverse Effect.
     (b) During the period from the Balance Sheet Date to the date hereof, except as contemplated by this Agreement or any Ancillary Transaction Agreement, none of the Seller Parent, the Seller or any Seller Affiliates has (i) mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any material Transferred Asset or (ii) entered into, amended in any material respect or terminated or non-renewed any material Contract, the rights or obligations under which constitute Transferred Assets or Transferred Liabilities.
     Section 2.9 Contracts. Except as set forth in Section 2.9 of the Seller Disclosure Letter, the Seller has made available true and complete copies of (a) each Contract, the rights and obligations under which constitute Transferred Assets or Transferred Liabilities (collectively, the “Assumed Contracts”) and (b) each of the following contracts of the Companies (collectively, the “Applicable Contracts”): (i) any material agreement for the incurrence of indebtedness by either Company or the direct or indirect guarantee by either Company of any indebtedness or other financial obligations of any Person, including agreements with Affiliates which are to be terminated pursuant to Section 4.6; (ii) any non-competition agreement which limits the manner in which, or the localities where, the Transferred Business is conducted; (iii) any joint venture, partnership agreement, joint marketing, strategic alliance or similar Contracts, other than in respect of joint ventures or similar investments held in an investment portfolio; (iv) any Contract (other than, in the case of clause (B), Life Insurance and Annuity Contracts and other Contracts entered into in the ordinary course of business) providing for the indemnification by either Company of (A) any special purpose vehicle or other financing entity, including off balance sheet entities, or (B) any other Person in excess of $250,000; (v) any Contract providing for future payments that are conditioned on, in whole or in part, or that cause an event of default as a result of, a change of control or similar event; (vi) any agency, broker, selling, marketing or similar Contract, other than distribution arrangements to which any Company, on the one hand, and any other Seller Affiliate, on the other hand, are parties; (vii) the forms of any Life Insurance and Annuity Contract used in the United States containing rate guarantees, rate caps or rate escalators; (viii) any agreement to which any Company is a party granting or obtaining any right to use or practice any rights under any material Intellectual Property (other than licenses for off-the-shelf standard commercially available commercial software), all material information technology service agreements used in or necessary for the conduct of the Transferred Business, material service agreements that involve Intellectual Property used in or necessary for the conduct of the Transferred Business and all material outsourcing agreements used in or necessary for the conduct of the Transferred Business; (ix) all contractual treaties and agreements regarding ceded or assumed reinsurance to which either Company is a party in effect as of the date hereof; (x) all Contracts providing for specific severance benefits or parachute payments; (xi) all leases, subleases or rental or use Contracts requiring payments, in any 12-month period, in excess of $250,000; (xii) all material Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) of any Assets of the Companies or for the grant to any Person of any preferential rights to purchase or use any Assets of the Companies other than, in the case of each of the foregoing, any Contracts for the sale of investment assets in the ordinary course of business; (xiii) all Contracts outside of the ordinary course of business relating to the future funding of investments; (xiv) any Contract for the provision of any administrative services with respect to any Life Insurance and Annuity Contract; (xv) any Contract under which either Company or any Registered Separate Account invests in mutual funds in connection with any Life Insurance and Annuity Contract, including any Contract under which a Company receives any payment from such mutual funds or any of their respective Affiliates; and (xvi) all other Contracts that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to either Company of $500,000 or more. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, to the Seller’s Knowledge, each Assumed Contract and Applicable Contract is in full force and effect. Each Assumed Contract and Applicable Contract constitutes a legal, valid and binding obligation of the Seller, a Seller Affiliate or the Company that is a party thereto and, to the Seller’s Knowledge, of each other party thereto, enforceable against the Seller, such Seller Affiliate or such Company, as the case may be, in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent transfer and other Laws relating to or affecting the rights of creditors in general and by legal and equitable limitations on the enforceability of specific remedies. Except as set forth in Section 2.9 of the Seller Disclosure Letter or as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, none of the Seller Parent, the Seller, any Seller Affiliate or either Company that is a party thereto nor, to the Seller’s Knowledge, any other party, is in violation or default of any term of any Assumed Contract or Applicable Contract and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a violation or default by the Seller, such Seller Affiliate or either Company, as the case may be, or, to the Seller’s Knowledge, any other party thereto.
     Section 2.10 Assets and Properties.
     (a) Each Company has (i) good and valid title to all of the assets that are reflected on the Year End Balance Sheet of such Company that are owned by such Company or were acquired by such Company after the Balance Sheet Date and

(ii) otherwise has the rights to use pursuant to a valid and enforceable lease, license or similar contractual arrangement all other assets reflected on such Year End Balance Sheet or so acquired after such Balance Sheet Date (collectively, the “Assets”), in each case free and clear of any Lien other than Permitted Liens, except Assets sold in the ordinary course of business and those Assets the failure of which to have good title to, or otherwise the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, as the case may be, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (b) The Seller or a Seller Affiliate has good and valid title, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the Transferred Assets, in each case free and clear of any Lien other than Permitted Liens. Upon delivery of and payment for the Transferred Assets at the Closing, the Buyer will acquire good and valid title to, or otherwise the legal right to use the Transferred Assets, in each case, free and clear of any Lien, other than Permitted Liens or any Lien arising due to any actions of the Buyer or its Affiliates.
     (c) Immediately after giving effect to the Closing, the assets of the Companies, taken as a whole, together with the rights granted under, and subject to the respective limitations set forth in, the Ancillary Transaction Agreements, comprise the assets and rights that are reasonably required to conduct the Transferred Business as it is being conducted as of the date hereof.
     Section 2.11 Insurance Business.
     (a) Each Company possesses a certificate of authority or other authorization to transact insurance (an “Insurance License”) in each state in which each Company is required to possess an Insurance License, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All such Insurance Licenses are in full force and effect and neither Company has received written notice of any investigation or proceeding that would reasonably be expected to result in the suspension or revocation of any such Insurance License.
     (b) Neither Company is currently the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding, nor is either Company operating under any formal or informal agreement or understanding with the licensing authority of any state which restricts its authority to do business or requires it to take, or refrain from taking, any action.
     (c) Except as set forth in Section 2.11(c) of the Seller Disclosure Letter, to the Seller’s Knowledge, each Company’s Life Insurance and Annuity Contracts are, and since January 1, 2004 have been to the extent required under applicable Law, on forms approved by the applicable Insurance Department or which have been filed or not objected to by such Insurance Department within the period provided for objection. No material deficiencies have been asserted by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved.

     (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Company has filed all reports, statements, registrations, filings or submissions (including those on behalf of its separate accounts) required to be filed with any Insurance Department or the SEC since January 1, 2004. As of their respective dates of filing with the SEC or the applicable Insurance Department, as applicable (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), all such reports, statements, documents registrations, filings and submissions complied in all material respects with applicable Law and none of such reports, statements, documents, registrations, filings or submissions, as the case may be, when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller has made available to the Buyer copies of all material reports on financial examination, market conduct reports and other reports delivered by any Insurance Department in respect of each Company since January 1, 2004.
     (e) Neither Company is a party to or subject to any undertaking, stipulation, consent decree, or order entered into with or issued by any Insurance Department restricting the payment by it of dividends.
     (f) The Seller has made available to the Buyer a copy of the actuarial report prepared by Milliman, Inc. (“Milliman”), dated March 17, 2007, and all attachments, addenda, supplements and modifications thereto, including the roll-forward of appraisal value dated June 29, 2007 (the “Actuarial Report”). Except as set forth in Section 2.11(f) of the Seller Disclosure Letter, the information and data furnished by the Companies in writing to Milliman expressly in connection with the preparation of the Actuarial Report (i) were based on the Records, except where the circumstances required supplemental information, and (ii) to the Seller’s Knowledge, were accurate in all material respects.
     (g) Except as set forth in Section 2.11(g) of the Seller Disclosure Letter, to the Seller’s Knowledge, each Company is in compliance with all applicable Insurance Laws, all applicable securities laws and FINRA requirements regulating the marketing and sale of life insurance policies and annuity contracts, except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, including applicable Insurance Laws, applicable securities laws and FINRA requirements regulating advertisements and sales literature, requiring mandatory disclosure of policy information, requiring employment of standards to determine if the purchase of a policy or contract is suitable for an applicant, prohibiting the use of unfair methods of competition and deceptive acts or practices and regulating replacement transactions. For purposes of this Section 2.11(g), (i) “advertisements and sales literature” means any material that is published or used in any electronic or other public media or that is generally distributed or made generally available to customers or the public regarding the Life Insurance and Annuity Contracts and/or services related to the Life Insurance and Annuity Contracts, including materials designed to create public interest in life insurance policies and annuity contracts or in an insurer, or in an insurance producer, or to induce the public to purchase, increase, modify, reinstate, borrow on, surrender, replace or retain such a policy or contract, and (ii) “replacement transaction” means a transaction in which a new life insurance policy or annuity contract is to be purchased by a prospective owner and, in connection with the transaction, one or more existing life insurance policies or annuity contracts owned by the owner have been or are likely to lapse, or be forfeited, surrendered, partially surrendered, assigned to the insurer replacing the life insurance policy or annuity contract or otherwise terminated. Except as set forth in Section 2.11(g) of the Seller Disclosure Letter, since January 1, 2004, neither Company has received any written notice of, and, to the Seller’s Knowledge, there has not been, any material violation of, any applicable Laws with respect to each Company’s business.
     (h) To the Seller’s Knowledge, since January 1, 2004, all benefits claimed by any Person under any Life Insurance and Annuity Contract have been paid (or provision for payment thereof has been made) in accordance with the terms of the Life Insurance and Annuity Contracts under which they arose and such payments were not delinquent and were paid (or will be paid) without fines or penalties, except for (i) any such claim for benefits for which either Company reasonably believes that there is a reasonable basis to contest payment and is taking such action or (ii) such delinquencies and non-payments as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (i) The distribution of variable products in the Merrill Lynch Global Private Client Network is performed by Merrill Lynch Life Agency, Inc., as general agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as broker-dealer.
     (j) To the Seller’s Knowledge, (i) each of the Companies’ agents, general agents, producers, and other Persons and entities which markets its products (collectively, the “Producers”), at the time such Producer solicited, negotiated, wrote, sold or produced business for either Company, to the extent required by Law, was duly and appropriately appointed by such Company to act as a Producer for such Company and was duly and appropriately licensed as a Producer (for the type of business solicited, negotiated, written, sold or produced by such Producer), in each case, in the particular jurisdiction in which such Producer solicited, negotiated, wrote, sold or produced such business for such Company; (ii) no such Producer violated any term or provision of any Law applicable to any aspect (including, but not limited to, the soliciting, negotiating, marketing, sale or production) of either Company’s products; and (iii) no such Producer has breached the terms of any agency or broker Contract with or for the benefit of either Company, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Seller has made available for inspection by the Buyer copies of all contracts, as of the date hereof, that govern the basic relationship between any of the Companies and their respective Producers (except for the compensation schedules relating thereto, which have not been made available). Except as set forth in Section 2.11(j) of the Seller Disclosure Letter, to the Seller’s Knowledge, the manner in which the Companies compensate each Producer is in compliance with all applicable Laws, except for such non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     (k) No provision in any in-force Life Insurance and Annuity Contract gives the holder thereof or any other Person the right to receive dividends, distributions or other benefits based on the revenue, earnings or profits of either Company.
     Section 2.12 Separate Accounts. Each separate account maintained by either Company is duly and validly established under applicable Insurance Law, and is either duly registered as an investment company under the Investment Company Act or is excluded from the definition of “investment company” pursuant to Section 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act. Except as set forth in Section 2.12 of the Seller Disclosure Letter, each Registered Separate Account is, and since January 1, 2004 has been, operated in compliance with the Investment Company Act and all other applicable Laws, has been granted all exemptive relief necessary to conduct its operations as presently conducted, and is, and since January 1, 2004 has been, in compliance with all conditions to any such relief, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Life Insurance and Annuity Contracts under which each of the Companies’ separate accounts is established are duly and validly issued and are binding obligations of either Company, and such Contracts, and all interests under such Contracts, are either exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), or were sold pursuant to an effective registration statement under the Securities Act, and any such registration statement is currently in effect to the extent necessary to permit the appropriate Company to receive contributions under such Contract.
     Section 2.13 Intellectual Property.
     (a) Section 2.13(a) of the Seller Disclosure Letter lists all material registered or applied-for U.S. trademarks owned by the Seller Parent or the Seller that are used primarily in connection with the Transferred Business as of the date hereof.

     (b) To the Seller’s Knowledge, the Intellectual Property owned by the Companies (the “Owned Intellectual Property”) does not include any material or registered trademarks, service marks, trade names, trade dress, designs, logos and other indicia of origin, domain names, works of authorship, copyrights, software, Internet websites, patents and patent applications, inventions, processes, methods, techniques, procedures, designs, formulae, know-how, operating manuals, and instructions, other than a certain application used to administer the life insurance business of the Companies.
     (c) To the Seller’s Knowledge, (i) the conduct of the Transferred Business and the current use of any Intellectual Property by or on behalf of the Companies do not infringe, dilute or misappropriate the rights of any Person, (ii) there is no basis for a claim that the Owned Intellectual Property or the Intellectual Property used by or on behalf of the Companies or necessary for the conduct of the Transferred Business infringes, misappropriates, dilutes or violates the rights of any Person, and (iii) no Person is infringing, diluting or misappropriating any Owned Intellectual Property. Neither Company nor any Person acting on behalf of either Company has asserted any claim against any other Person for infringement, dilution or misappropriation of any Owned Intellectual Property.
     (d) No Intellectual Property used by or on behalf of the Companies or necessary for the conduct of the Transferred Business is subject to any outstanding judgment, injunction, order, decree or agreement (i) materially restricting the use thereof by or on behalf of either Company or (ii) materially restricting the licensing of any Owned Intellectual Property to any Person. To the Seller’s Knowledge, neither Company has entered into any agreement to indemnify a party against a charge of infringement arising out of the authorized use of any Intellectual Property. None of the Companies, the Seller or the Seller’s Affiliates has received any written demand, claim or notice from any Person in respect of the Intellectual Property used by or on behalf of the Companies or necessary for the conduct of the Transferred Business which challenges the validity of, or the rights of either Company in, any such Intellectual Property.
     (e) Each Company is in material compliance with its privacy and data security policies and procedures.
     (f) Each Company has established and is in compliance with commercially reasonable security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all confidential or proprietary data except, in each case, which individually or in the aggregate would not have a Company Material Adverse Effect. Neither Company has suffered a material security breach with respect to its data or systems, and none of the Companies, the Seller or the Seller’s Affiliates has notified any customer of the Transferred Business of any information security breach involving such customer’s confidential information or such employee’s confidential information.

     Section 2.14 Litigation. Except as set forth in Section 2.14 of the Seller Disclosure Letter, there is no Action or Proceeding (excluding such Actions or Proceedings in the ordinary course of business relating to policies or contracts of insurance written or reinsurance ceded or assumed by either Company) pending or, to the Seller’s Knowledge, threatened against either Company, its properties or Assets, which, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. There is no judgment, decree, injunction, award, regulatory restriction or order of any Governmental Authority or arbitrator outstanding or imposed against the Seller Parent, the Seller or any of their controlled Affiliates or either Company or any of its respective properties or assets which (i) materially restricts the ability of either Company to conduct its business in the ordinary course or (ii) would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     Section 2.15 Compliance with Laws. Section 2.11 addresses the Companies’ compliance with Insurance Laws. Except as set forth in Section 2.15 of the Seller Disclosure Letter, since January 1, 2004, each Company is in compliance with all other applicable Laws, and has not received any notice of violation thereof, except, in each case, for such conflicts, violations, breaches or defaults as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
     Section 2.16 Environmental Matters. Except as set forth in Section 2.16 of the Seller Disclosure Letter, since January 1, 2005, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each Company has complied and is in compliance with all applicable Environmental Laws and has obtained and is in compliance with all applicable Environmental Permits. No written notice of violation, notification of liability or potential liability or request for information has been received by either Company relating to or arising out of any Environmental Law since January 1, 2005. No order has been issued and is currently in effect involving either Company relating to or arising out of any Environmental Law.
     Section 2.17 Employees. Neither Company has any employees or has had any employees since January 1, 2004.
     Section 2.18 Employee Benefit Plans and Related Matters; ERISA.
     (a) Neither Company maintains, sponsors or contributes to, or has any liabilities under, any Benefit Plans.
     (b) No circumstances exist with respect to any Benefit Plan maintained or contributed to, or required to be maintained or contributed to, by the Seller or any of the Seller’s Affiliates for the benefit of any Designated Affiliated Employee (each such Benefit Plan, a “Seller Benefit Plan”) under Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, in each case, that would reasonably be expected to be a liability of Buyer following the Closing Date. No Seller Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA), and each Company has not contributed to or been obligated to contribute to any multiemployer plan.

     (c) The Seller has operated each Seller Benefit Plan that is subject to the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA in compliance therewith, except where the failure to comply would not have a Company Material Adverse Effect.
     (d) The Seller has no unpaid liabilities for either civil penalties under Section 502 of ERISA or excise taxes under Sections 4971, 4972, 4975, 4976, 4977, 4978, 4979, 4979A, 4980, 4980B, 4980D, 4980E, 4980F or 4980G of the Code that would reasonably be expected to be liabilities of the Buyer following the Closing.
     Section 2.19 Tax Matters.
     Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or as set forth in Section 2.19 of the Seller Disclosure Letter:
     (a)   (i) (A) All Tax Returns required to have been filed by or with respect to each Company have been filed on a timely basis (taking into account valid extensions), all such Tax Returns are true, correct and complete and all amounts shown as due and payable on such Tax Returns, and all other Taxes due and payable by or with respect to each Company, have been paid or have been reserved against in the SAP Financial Statements to the extent required under SAP, (B) neither Company has executed or filed any power of attorney with respect to Taxes which is currently in force, (C) neither Company is a party to any Tax allocation agreement, (D) neither Company has any liability for the Taxes of any Person (other than any member of a consolidated, combined or unitary tax group that includes Merrill Lynch & Co., Inc. or any Affiliate thereof) as a result of the application of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), and (E) neither Company is subject to (x) any currently effective agreement or other document extending the period for the assessment or collection of any Tax, or (y) any ongoing examination, audit, other administrative proceeding or litigation with respect to the determination of any Tax liability.
          (ii)   No deficiencies for any Taxes have been proposed, asserted or assessed against either Company that have not been finally resolved and paid in full, and no written claim has been made by any Governmental Authority in a jurisdiction where either Company does not file a Tax Return that either Company is or may be subject to taxation in that jurisdiction.
          (iii)    All employment and withholding Taxes required to have been paid or withheld by or on behalf of either Company have been paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

          (iv)    There are no liens for Taxes upon the assets of either Company or upon the Transferred Assets except for statutory liens for Taxes not yet paid.
          (v)    Neither Company is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (vi)    During the past two years, neither Company has distributed the stock of another entity nor has it had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.
          (vii)    Both Companies qualify and, for all years for which the applicable statute of limitations has not expired, have qualified, as a life insurance company for purposes of the Code and have been subject to taxation under subchapter L of the Code.
          (viii)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result, separately or in the aggregate, in the payment under any Benefit Plan of any “excess parachute payments” within the meaning of Section 280G of the Code.
     (b)   (i) Neither Company has executed, become subject to or entered into any closing agreement as defined in Section 7121 of the Code or any similar or predecessor provisions thereof under the Code or other Tax law that could affect the amount of Tax for any Post-Closing Period.
          (ii)    Neither Company has entered into any transaction that is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), and neither Company has organized or participated in the sale of any interest in any partnership or other entity, any investment plan or arrangement, or any other plan or arrangement that involves a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
          (iii)    There are no outstanding rulings or requests for rulings with any Governmental Authority addressed, directly or indirectly, to either Company that are, or if issued, would be binding on either Company for any Post-Closing Period.
     (c)  (i) Neither Company is a party to any hold-harmless or indemnification agreement with respect to the tax qualification or tax treatment of Life Insurance and Annuity Contracts or other financial products, employee benefit plans, individual retirement accounts, and annuities and any similar related policy, contract, plan or product, whether individual, group or otherwise, sold, issued, entered into or administered by such Company.

          (ii)   There are no Tax or other liabilities that will result from the Tax treatment under the Code of Life Insurance and Annuity Contracts, and other financial products, employee benefit plans, individual retirement accounts and annuities and any similar related policy, contract, plan or product, whether individual, group or otherwise, if any, issued or sold by either Company being less favorable to the purchaser, policyholder or intended beneficiaries thereof than the Tax treatment under the Code for which such policies, products, plans or contracts qualified or purported to qualify at the time of their issuance or purchase. For purposes of this Section 2.19 the provisions of the Code relating to the Tax treatment of such policies, products, plans or contracts shall include, but not be limited to, Sections 61, 72, 79, 101, 104, 105, 106, 125, 130, 264, 401, 403, 408, 408A, 412, 415, 419, 419A, 457, 817, 817A, 818, 1035, 1275, 7702, 7702A, and 7702B, as applicable.
     Section 2.20 Insurance Policies of the Companies.
     (a) Section 2.20 of the Seller Disclosure Letter lists all material insurance policies (including fidelity bonds and other similar instruments) relating to the Companies or the officers or directors of either Company, in each case, as in effect on the date hereof (the “Company Insurance Policies”).
     (b) All premiums payable under the Company Insurance Policies either have been timely paid or adequate provisions for the payment by each Company thereof has been made, except for such failures to pay such premiums that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Such Company Insurance Policies of each Company (or other policies providing substantially similar insurance coverage) have been in effect continuously since such Company has been owned directly or indirectly by the Seller Parent and remain in full force and effect. No written notice of cancellation or termination has been received by the Seller or either Company with respect to any Company Insurance Policy.
     Section 2.21 Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Seller Parent, the Seller or either Company who is entitled to any fee or commission from the Buyer or any of its Affiliates (including, after the Closing, either Company) upon the consummation of the transactions contemplated by this Agreement and the Ancillary Transaction Agreements.
     Section 2.22 Intercompany Accounts; Transactions with Affiliates.
     (a) Section 2.22(a) of the Seller Disclosure Letter lists all inter-company balances as of the Balance Sheet Date between the Seller or any Seller Affiliate (other than the Companies), on the one hand, and either Company, on the other hand. Since the Balance Sheet Date, there has not been any accrual of liability by either Company to the Seller or any Seller Affiliate (other than the Companies) or other transaction between either Company and the Seller or any Seller Affiliate (other than the Companies), except in the ordinary course of business.

     (b) Section 2.22(b) of the Seller Disclosure Letter contains a complete and correct list of all material written contracts between either Company and any of the following Persons: (i) the Seller Parent, the Seller or any of their Affiliates (other than the Companies) and (ii) any director, officer, employee, consultant or senior executive of the Seller or any Seller Affiliate (including the Companies) (such transactions, “Related Party Transactions”). Except as set forth in Section 2.22(b) of the Seller Disclosure Letter, to the Seller’s Knowledge, all material Related Party Transactions that will continue after the Closing have been entered into and performed on arm’s length terms and in the ordinary course of business and in compliance with all applicable transfer pricing, disclosure, reporting and other related requirements.
     Section 2.23 Records. To the Seller’s Knowledge, the Records of each Company are complete and correct, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Except as set forth in Section 2.23 of the Seller Disclosure Letter, each of the Companies maintains proper and adequate internal accounting controls that provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation and certification of its financial statements and to maintain accountability for its respective assets; (iii) access to its respective assets is permitted only in accordance with management’s authorization; (iv) the reporting of its respective assets and liabilities is compared with existing assets and liabilities at regular intervals; and (v) assets and liabilities are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.
     Section 2.24 Reinsurance Agreements. Except as set forth in Section 2.24 of the Seller Disclosure Letter, (i) no reinsurance, coinsurance, modified coinsurance or other similar treaty or agreement to which either Company is a party contains any provision providing that the other party thereto may amend, modify, re-price, cancel or terminate such agreement by reason of the transactions contemplated by this Agreement or the Ancillary Transaction Agreements and (ii) no consent is required from any party to an existing reinsurance agreement in connection with the transactions contemplated by this Agreement or the Ancillary Transaction Agreements except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Section 2.24 of the Seller Disclosure Letter sets forth each material reinsurance audit report issued in connection with the Companies since January 1, 2004.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE BUYER
     Except as set forth in the disclosure letter delivered by the Buyer to the Seller on or before the execution of this Agreement (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent), the Buyer hereby represents and warrants to the Seller and the Seller Parent as of the date hereof and as of the Closing Date (except for any such representations and warranties which are made as of a specific date, which representations and warranties are made only as of such date) as follows:
     Section 3.1 Corporate Authorization. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Transaction Agreement to which it is a party, the performance of the Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement and on the Closing Date will have duly executed and delivered each Ancillary Transaction Agreement to which it is a party. This Agreement constitutes, and each such Ancillary Transaction Agreement when so executed and delivered will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally or by general principles of equity (whether such enforcement is sought in equity or at law).
     Section 3.2 Corporate Status. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Iowa. The Buyer has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate all its properties and assets, except where the failure to be so organized, existing or in good standing or where the failure to have such power and authority would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. The Buyer is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions specified in Section 3.2 of the Buyer Disclosure Letter, which includes each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or to be in good standing would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect. The Buyer has made available to the Seller complete copies of its Organizational Documents as currently in effect, and the Buyer is not in violation of any provision of such Organizational Documents.
     Section 3.3 Non-Contravention. Except as set forth in Section 3.3 of the Buyer Disclosure Letter, the execution, delivery and performance by the Buyer of this Agreement and each Ancillary Transaction Agreement to which it is a party and the performance and consummation of the transactions contemplated hereby and thereby do not (i) conflict with or result in any violation or breach of any provision of the Organizational Documents of the Buyer, (ii) conflict with or result in a violation or breach of any provision of any Law applicable to the Buyer, or (iii) require any consent of or other action by any Person under, violate, conflict with or result in the material breach of any of the terms of, result in any modification of or loss of a benefit under, accelerate or permit the acceleration of the performance required by, otherwise give any other contracting party the right to modify, re-price, terminate or cancel, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, any provision of any material contract, agreement or other instrument to which the Buyer is a party or any of its assets or properties may be subject, except, in the case of clauses (ii) through (iii), for such violations, conflicts, breaches or defaults (x) that may result from facts or circumstances solely relating to the Seller or the Seller Affiliates, or (y) which would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.
     Section 3.4 Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of the Buyer or any of its Affiliates who is entitled to any fee or commission from the Seller or any Seller Affiliate (including, prior to the Closing, each Company) upon consummation of the transactions and satisfy its obligations contemplated by this Agreement and the Ancillary Transaction Agreements.
     Section 3.5 Financial Ability to Perform. The Buyer has, and will have at the Closing, available cash and/or existing borrowing facilities that together are sufficient to enable it to pay the Purchase Price and to otherwise consummate the transactions contemplated by this Agreement and the Ancillary Transaction Agreements.
Section 3.6 Inspections; No Other Representations. The Buyer is informed and sophisticated, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Companies as contemplated hereunder. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each Ancillary Transaction Agreement to which it is a party. The Buyer will undertake prior to the Closing such further investigation and request such additional documents and information as it deems necessary. The Buyer acknowledges that the Seller and the Seller Parent make no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of each Company or the future business and operations of each Company or (ii) any other matter of any kind, including any other information or documents made available to the Buyer or its counsel, accountants or advisors with respect to each Company or the Transferred Business or their respective operations, except as expressly set forth in this Agreement, and the Buyer is not relying on any representation or warranty other than those expressly set forth in this Agreement.
     Section 3.7 Tax Matters. The Buyer is eligible to make the Section 338(h)(10) Elections.
     Section 3.8 Litigation. Except as set forth in Section 3.8 of the Buyer Disclosure Letter, there is no Action or Proceeding pending or, to the Buyer’s Knowledge, threatened against the Buyer that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.
     Section 3.9 Financial Statements. The Buyer has made available to the Seller complete copies of the audited statutory financial statements of the Buyer’s insurance Subsidiaries as at and for the year ended December 31, 2006 (collectively, the “Buyer Subsidiary Financial Statements”), and the consolidated balance sheet of the Buyer and its Subsidiaries as at December 31, 2006. The Buyer Subsidiary Financial Statements have been prepared in accordance with SAP applied on a consistent basis (except as may be indicated in the notes thereto) and the Buyer Subsidiary Financial Statements present fairly in all material respects in accordance with SAP the financial position, results of operations and cash flows of the respective insurance Subsidiaries of the Buyer at and for the respective periods indicated therein.
ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS
Section 4.1 Access; Information and Records; Confidentiality.
     (a) During the period commencing on the date hereof and ending on the Closing Date, the Seller shall, and shall cause each Company to, upon reasonable request and notice, afford to the Buyer, its counsel, accountants, financing sources and other authorized representatives reasonable access during normal business hours to the properties, books and records, contracts and officers of each Company in order that they may have the opportunity to make reasonable investigations of the affairs of the

Companies; provided, that such access does not unreasonably interfere with the ongoing business of either Company, the Seller or any Seller Affiliate, cause any representation or warranty in this Agreement to be breached, cause any closing condition set forth in Article VI to fail to be satisfied or otherwise cause the breach of this Agreement or any other agreement to which either Company, the Seller or any Seller Affiliate is a party. The Seller shall, and shall cause each Company to, use its commercially reasonable efforts to cause its officers, employees, accountants and other agents to furnish to the Buyer such additional financial and operating information in its possession with respect to either Company as the Buyer may from time to time reasonably request.
     (b) Until the Closing, the Buyer shall hold, and shall cause its directors, officers, employees, Affiliates, agents and advisors to hold, any information regarding the Companies in confidence to the extent required by, and in accordance with, the provisions of the letter dated April 2, 2007 between AUSA Holding Company and Merrill Lynch & Co., Inc. (the “Confidentiality Agreement”).
     (c) After the Closing, upon reasonable written request and notice, the Seller and the Buyer shall, and the Buyer shall cause the Companies to, furnish or cause to be furnished to the other party and its representatives, employees, counsel and accountants access to, during normal business hours, such assistance and information, including all original agreements, documents, books, records, contracts and files in the possession of the Seller or the Buyer, as applicable, or any of their respective Affiliates, including, with respect to the Buyer, the Companies, and relating to the Transferred Business as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably interfere with the ongoing business of the Seller, the Buyer or either Company, as applicable, shall not violate applicable Law or contractual obligations of the Seller, the Buyer or either Company, as applicable, and shall not cause the Companies to breach or waive any privilege, including attorney-client privilege.
     Section 4.2 Conduct of the Business of the Companies Prior to the Closing Date.
     (a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except, (x) as provided for under this Agreement or any Ancillary Transaction Agreement, (y) as required by Law, or (z) as set forth in Section 4.2 of the Seller Disclosure Letter, unless the Buyer otherwise consents in writing in advance after delivery of a Section 4.2 Notice (and the response by the Buyer to any request for such consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall use commercially reasonable efforts to preserve intact the Companies’ relationships with its material Producers and otherwise cause each Company to conduct the Transferred Business in all material respects in the ordinary course of business. Without limiting the foregoing, prior to the Closing Date, except as contemplated by this Agreement or any Ancillary Transaction Agreement or as set forth in Section 4.2 of the Seller Disclosure Letter, the Seller shall not permit either Company to take any of the following actions, without the prior consent of the Buyer in writing after delivery of a Section 4.2 Notice, which consent shall not be unreasonably withheld, delayed or conditioned:
          (i)    (w) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities, stock or property or any combination thereof) in respect of, the outstanding capital stock of either Company (other than the declaration or payment of any dividend or distributions to either Company), (x) split, combine, subdivide or reclassify, or propose to split, combine, subdivide or reclassify, any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the outstanding capital stock of either Company, (y) purchase, redeem or otherwise acquire, or propose to purchase, redeem or otherwise acquire, any shares of outstanding capital stock or any debt of either Company, or any rights, warrants or options to acquire any such shares, other than, to the extent not paid prior to the date hereof pursuant to Section 2.8, the payment in 2007 to the Seller of dividends in the amount of up to $193,731,054, in the aggregate, from MLLIC and up to $17,427,134, in the aggregate, from MLLICNY, to the extent that each Company determines, in its sole discretion, to make all or a portion of such payments (provided, however, that such dividends shall not cause any Company’s RBC Ratio to be lower than 300% immediately following the payment of such dividends), or (z) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of any of the Companies;
          (ii)    issue, sell, grant, pledge or otherwise encumber, or authorize the issuance, sale, grant, pledge or encumbrance of, any shares of either Company’s capital stock, any other voting securities or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;
          (iii)    amend its Organizational Documents;
          (iv)    (x) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or assets comprising a business or any material amount of property or assets in or of any other Person, or (y) dispose, transfer or lease, or otherwise authorize the disposal, transfer or lease of, any material property or assets, except for acquisitions or dispositions effected in the ordinary course of business (including acquisitions or dispositions of investments consistent with the respective investment policies of each Company, which policies have been previously provided to the Buyer); it being understood and agreed that this Section 4.2(a)(iv) will not in any way restrict the assignment, assumption or other conveyance of any of the assets or liabilities set forth on Schedule A hereto from the Seller or any Affiliate of the Seller, on the one hand, to either Company, on the other hand;

          (v)    mortgage, pledge or subject to any Lien other than Permitted Liens any of its material Assets, except in the ordinary course of business;
          (vi)    (x) incur, assume, redeem or pre-pay any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable (whether directly, contingently or otherwise) for any such indebtedness of another Person, except in the ordinary course of business, or (y) make any loans, advances or capital contributions to, or investments in, any other Person (including advances to Affiliates, directors or officers), except in the ordinary course of business;
          (vii)    enter into, amend or modify in any material respect, or terminate or non-renew any Applicable Contract or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business;
          (viii)    make any material change in either Company’s reserving, underwriting, claims administration, reinsurance, payment, pricing, selling, credit or allowance or valuation principles, practices, policies or procedures, other than in the ordinary course of business;
          (ix)    make any material change in either Company’s accounting or actuarial principles, practices, policies or procedures, other than as permitted or required by changes in applicable SAP or generally accepted actuarial standards;
          (x)    make any capital expenditures in excess of $250,000 in the aggregate;
          (xi)    settle any non-Tax claim, action or proceeding which involves a remedy other than monetary damages;
          (xii)    settle any non-Tax claim, action or proceeding in an amount that exceeds $250,000, individually and $1,000,000 in the aggregate, other than the settlement in the ordinary course of business of any policy or contract of insurance or reinsurance written or assumed by either Company;
          (xiii)    enter into or terminate any exclusive distribution agreement;
          (xiv)    enter into, amend or modify any Seller benefit plan, employment, severance, change in control, retention, termination or similar agreement or arrangement, or grant any bonuses, salary increases, severance or termination pay;
          (xv)    make any severance payments to any officer of either of the Companies;

          (xvi)    forfeit, abandon, modify, waive or terminate any material Insurance License;
          (xvii)    (x) enter into any contract outside of the ordinary course of business that could exceed $250,000 in payments in any 12-month period or (y) enter into any contract outside the ordinary course of business with a term greater than one year that is not terminable without liability to the Companies;
          (xviii)    enter into any ceded reinsurance treaty or agreement other than in the ordinary course of business or enter into any assumed reinsurance treaty or agreement without the consent of the Buyer;
          (xix)    terminate, cancel or amend, or cause the termination, cancellation or amendment of, any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage), other than in the ordinary course of business, maintained by any of the Companies that is not replaced by comparable insurance coverage;
          (xx)    (A) settle or compromise any Tax liability; (B) make or change any Tax election or file any amended Tax Returns; or (C) file any claim for a refund of any Taxes, except, in each case, in the ordinary course of business, as required by applicable Law or as would not have a material adverse effect on the Buyer post-Closing; or
          (xxi)    enter into a Contract to do, or to authorize, or commit to do, any of the foregoing.
     (b) Prior to the Closing Date, except as contemplated by this Agreement or any Ancillary Transaction Agreement, the Seller shall not, and shall cause the Seller Affiliates to not, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, (i) mortgage, pledge as subject to any Lien, other than Permitted Liens, any material Transferred Asset or (ii) enter into, amend in any material respect or terminate or non-renew any material Contract, the rights or obligations under which constitute Transferred Assets or Transferred Liabilities.
     (c) If the Seller proposes to seek the Buyer’s consent to take any action otherwise prohibited under this Section 4.2, the Seller shall provide reasonable advance written notice to the Buyer, which notice shall describe in reasonable detail such action proposed to be taken and the facts and circumstances (including the rationale for taking such action) (a “Section 4.2 Notice”).
     (d) Notwithstanding anything in this Agreement to the contrary the Company shall be permitted, prior to the Closing, to assign its rights and obligations under the agreement listed in Section 4.2(d) of the Seller Disclosure Letter to any Seller Affiliate, provided that such Seller Affiliate shall provide the Buyer with a sublicense with respect to such agreement pursuant to and in accordance with the terms and conditions of the Transition Services Agreement.

     Section 4.3 Filings.
     (a) Each party hereto shall (i) make the filings required of it or any of its Affiliates under the HSR Act and all applicable Insurance Laws in connection with this Agreement and the Ancillary Transaction Agreements and the transactions contemplated hereby and thereby as promptly as practicable following the date hereof (and not later than 30 days after the date hereof), (ii) comply at the earliest practicable date and after consultation with the other parties hereto with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”), any Insurance Department or any other Governmental Authority or any other Person, (iii) cooperate with the other parties hereto in connection with any filing under the HSR Act or under any Insurance Law and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement or any of the Ancillary Transaction Agreements initiated by the FTC, the Antitrust Division, any Insurance Department or any other Governmental Authority, (iv) use commercially reasonable efforts to take any other action reasonably necessary to obtain the consents, approvals and authorizations required for the consummation of the transactions contemplated by this Agreement or any of the Ancillary Transaction Agreements at the earliest practicable date and (v) use commercially reasonable efforts to cause the waiting periods under the HSR Act and under applicable Insurance Laws to terminate or expire at the earliest possible date.
     (b) Each party shall promptly inform the other parties of any material communication made to, or received by such party or any of its representatives from, the FTC, the Antitrust Division, any Insurance Department or any other Governmental Authority regarding any of the transactions contemplated by this Agreement or any of the Ancillary Transaction Agreements.
     (c) Each party shall promptly inform the other parties of any meetings or hearings to be held with or before the FTC, the Antitrust Division, any Insurance Department or any other Governmental Authority regarding any of the transactions contemplated by this Agreement or any of the Ancillary Transaction Agreements, and shall afford the other parties the opportunity to attend all such meetings and hearings.
     (d) The filing fee under the HSR Act and all fees or payments to an Insurance Department in connection with the transactions contemplated by this Agreement and the Ancillary Transaction Agreements shall be borne equally by the Buyer and the Seller.

     (e) Without limiting the foregoing, each party hereby agrees to use its commercially reasonable efforts to prepare all documentation, to effect all filings, provide all notices and to obtain all permits, consents, clearances, waivers, approvals and authorizations of all Insurance Departments and other Governmental Authorities and other Persons necessary to consummate the transactions contemplated by this Agreement and the Ancillary Transaction Agreements as promptly as practicable. In connection with effecting any such filing, providing of notice or obtaining any such permit, consent, clearance, waiver, approval or authorization necessary to consummate the transactions contemplated by this Agreement and the Ancillary Transaction Agreements, each party shall, subject to applicable Law, (i) permit counsel for the other party a reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority, and (ii) provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party to, or received from, a Governmental Authority relating to the transactions contemplated hereby or by the Ancillary Transaction Agreements; provided, however, that materials may be redacted or withheld (x) to the extent that they concern the valuation of the Transferred Business or either party or alternatives to the transactions contemplated by this Agreement and the Ancillary Transaction Agreements and (y) as necessary to comply with contractual arrangements. The Seller Parent and the Seller agree to furnish the Buyer with such necessary information and reasonable assistance as may be reasonably requested in connection with the preparation by the Buyer of all filings or submissions pursuant to this Section 4.3.
     Section 4.4 Public Announcements. The Seller and the Buyer shall agree on the form of any press release with respect to the announcement of the transactions contemplated by this Agreement and the Ancillary Transaction Agreements whether issued jointly or by any party. Unless otherwise required by Law, including the rules and regulations promulgated by the SEC, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement or any Ancillary Transaction Agreement shall be made by or on behalf of any party or their respective Affiliates without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. Prior to issuing any such press release or a public announcement required by Law, the parties shall consult with each other and each party shall have a reasonable opportunity to comment on such press release or announcement.
     Section 4.5 Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and by the Ancillary Transaction Agreements, including using its commercially reasonable efforts to (i) obtain, in addition to consents, approvals and authorizations discussed in Section 6.1, any consents, approvals and authorizations as are required in connection with the consummation of the transactions contemplated by this Agreement and by the Ancillary Transaction Agreements, (ii) effect, in addition to filings discussed in Section 6.1, all necessary filings, (iii) defend any action, suit or proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the Ancillary Transaction Agreements or the transactions contemplated hereby or thereby and (iv) furnish to each other such information and assistance and consult with each other with respect to the terms of any undertaking as reasonably may be requested in connection with the foregoing.
     Section 4.6 Termination of Affiliate Relations.
     (a) Except as set forth in Section 4.6(a) of the Seller Disclosure Letter, on or prior to the Closing Date, all liabilities owed to the Seller and the Seller Affiliates (other than the Companies) by each Company shall in each case be settled or cancelled, either by way of cash contribution to capital, cash distribution or set-off, such that immediately prior to the Closing, all such liabilities shall have been extinguished. Notwithstanding anything herein to the contrary, the Seller, the Seller Affiliates and either Company may enter into such Contracts and instruments as may be required to effect the transactions contemplated by the preceding sentence; provided that any such Contracts or instruments shall be in a form reasonably satisfactory to the Buyer.
     (b) Except as set forth in Section 4.6(b) of the Seller Disclosure Letter, all agreements between a Company, on the one hand, and the Seller and/or any of the Seller Affiliates (other than the Companies), on the other hand, shall be terminated as of the Closing, and all obligations and liabilities thereunder shall thereupon be discharged and released.
     Section 4.7 Insurance. Coverage of each Company, the Transferred Business, or their respective operations and other risks attributable to it under all insurance policies of the Seller and the Seller Affiliates (other than the Companies) shall cease as of the Closing Date.
     Section 4.8 Keepwell Agreement. At the Closing, the Buyer shall enter into keepwell agreements with the Companies consistent in all material respects with the terms and provisions of the customary keepwell agreements entered into between the Buyer and its Affiliates, with the expectation that such keepwell agreements shall replace the Seller Guarantees.
     Section 4.9 Director and Officer Resignations. At the Closing, the Seller, unless otherwise requested in writing by the Buyer, shall cause to be delivered to the Buyer duly signed resignations of the directors and officers of each Company who are also officers of the Seller or the Seller Affiliates (other than the Companies).

     Section 4.10 Parent Undertaking. The Seller Parent agrees to perform, or cause the Seller to perform, all of the Seller’s obligations and agreements hereunder, and shall be entitled to exercise any rights of the Seller under this Agreement.
     Section 4.11 Non-Competition.
     (a) For a period of five (5) years following the Closing Date, the Seller Parent agrees that it shall not, and shall cause each Seller Affiliate “controlled” by Seller Parent (as the term “control” is defined in the second sentence of the definition of the term “Affiliate”), including for the avoidance of doubt, Merrill Lynch, Pierce, Fenner & Smith, not to, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), issue any Life Insurance and Annuity Contract or substantially similar products (including any products providing for lifetime withdrawals or payments from mutual funds, brokerage accounts, asset accounts, asset pools, 401K accounts or other financial accounts) (collectively, “Restricted Products”) for distribution through Merrill Lynch Global Private Client Network in the United States of America (the “Restricted Activity”). For clarity, and subject to Section 4.11(c), the obligations of the Seller under this Section 4.11 with respect to the Seller Affiliates shall apply to any Person for so long as such Person is a Seller Affiliate but not thereafter.
     (b) Notwithstanding the restrictions set forth in Section 4.11(a), for clarity, this Agreement does not preclude, prohibit, restrict or otherwise limit the Seller or any Seller Affiliate from engaging in any activity other than the Restricted Activity, including:
          (i)    manufacturing or issuing any product other than a Restricted Product;
          (ii)    marketing, selling, distributing or otherwise assisting in any manner in the manufacture or sale of any Restricted Product issued or manufactured by any other Person consistent in all material respects with the manner in which the Seller or any Seller Affiliate or any of their respective Affiliates has marketed, sold or distributed any Restricted Product on behalf of any Person at any time prior to the date hereof and consistent with the Distribution Agreement;
          (iii)    cooperating in any manner with any Person in the design or development of new Life Insurance and Annuity Contracts or related products, or the extension of existing life and annuity or related products, to be manufactured by such Person and marketed, sold or distributed in any manner by the Seller or any Seller Affiliate to the extent consistent with the Distribution Agreement; or

          (iv)    engaging in any other activity engaged in by the Seller or any Seller Affiliate as of the date hereof.
     (c) Notwithstanding anything herein to the contrary in this Section 4.11, the covenant set forth in Section 4.11(a) shall in no way apply to or otherwise limit (i) any private equity, hedge fund, merchant banking, asset management, non-strategic principal or investment business or similar business or activity of the Seller or any Seller Affiliate, including BlackRock Inc. and its Affiliates or any entity affiliated with the Merrill Lynch Global Private Equity or Merrill Lynch Global Alternative Investment divisions or any successor thereto, or (ii) any trading, brokerage, lending, investment banking or advisory business or activity of the Seller or any Seller Affiliate.
     (d) Notwithstanding anything to the contrary contained in this Section 4.11, the covenant set forth in Section 4.11(a) shall not be breached by reason of any Person (other than the Seller or any Seller Affiliate) engaged in the Restricted Activity agreeing to acquire or acquiring, directly or indirectly, outstanding voting securities of the Seller or any Seller Affiliate or entering into a business combination or merger of equals, or agreeing to enter into any such transaction, with the Seller or any Seller Affiliate at any time, whether by means of a stock purchase, merger, consolidation, tender offer or otherwise.
     (e) Notwithstanding anything to the contrary contained in this Section 4.11, the covenant set forth in Section 4.11(a) shall in no way apply to or otherwise limit the ability of the Seller or any Seller Affiliate to acquire or hold any interest (whether by way of a purchase, merger, consolidation or other transaction) in any Person engaged directly or indirectly in any Restricted Activities if the direct and indirect interest owned by the Seller and the Seller Affiliates represents less than 10% of the voting interests and less than 10% of the ownership, revenue and profits interests in such Person, assuming the exercise of all rights of the Seller and the Seller Affiliates.
     (f) Notwithstanding anything to the contrary contained in this Section 4.11, the covenant set forth in Section 4.11(a) shall in no way apply to or otherwise limit the ability of the Seller or any Seller Affiliate to acquire or hold any interest in any Person in excess of the amount set forth in Section 4.11(e) if either (x) both (A) the consolidated revenues of such Person from Restricted Activities in the previous four fiscal quarters are less than 33.3% of such Person’s consolidated revenues during such period and (B) the sum of the aggregate consolidated revenues of such Person and its Subsidiaries in the preceding four fiscal quarters from Restricted Activities, multiplied by the direct or indirect percentage economic interest of the Seller and the Seller Affiliates in such Person is less than 10% of the consolidated revenues of the Seller and the Seller Affiliates for such period, or (y) the Seller shall, or shall cause such Seller Affiliate to, take commercially reasonable actions necessary to cease and terminate such Restricted Activities or to sell or otherwise divest such Person or business (or the portion thereof necessary to cause clause (x) above to be true) to a third party that is not a Seller Affiliate, as soon as reasonably practicable following the completion of such acquisition, and the Buyer shall have a right to participate as a bidder in respect of any such sale transaction.

     (g) The parties hereto recognize that the Laws and public policies of the various states of the United States of America may differ as to the validity and enforceability of covenants similar to those set forth in this Section 4.11. It is the intention of the parties that the provisions of this Section 4.11 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 4.11 shall not render unenforceable or impair the remainder of the provisions of this Section 4.11. Accordingly, if at the time of enforcement of any provision of this Section 4.11, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or geographic area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by applicable Law.
     (h) The Seller expressly acknowledges that the restrictive covenants set forth in this Section 4.11, including the geographic scope and duration of such covenants, are necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Buyer and its Affiliates, and that any violation thereof could result in irreparable injury to the Buyer and its Affiliates that would not be readily ascertainable or compensable in terms of money, and therefore the Buyer and its Affiliates shall be entitled to seek from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled. The Seller further agrees that if it is determined that it has willfully breached the terms of this Section 4.11, the Buyer and its Affiliates shall be entitled to recover from the Seller all reasonable costs and reasonable attorney’s fees incurred as a result of its attempts to redress such breach or to enforce its rights and protect its legitimate interests.
     (i) If the Seller Parent or any controlled Affiliate of the Seller Parent acquires more than 50% of the voting securities of any Person that distributes life and annuity products through the Merrill Lynch Global Private Client Network as of the date of such acquisition, the Buyer and the Seller shall implement the procedures set forth in Section 4.11(i) of the Seller Disclosure Letter.
     Section 4.12 Use of Name. As soon as practicable after the Closing Date, the Buyer will change the names of the Companies to names that do not include a Seller Mark or any name or mark similar thereto and make all necessary legal filings with the appropriate Governmental Authority to effect such change.

     Section 4.13 Practices and Procedures.
     (a) The Buyer acknowledges that the Seller and the Seller Affiliates may have certain obligations and liabilities from and after the Closing arising out of or resulting from the manner in which Life Insurance and Annuity Contracts were marketed or sold prior to the Closing through Merrill Lynch Global Private Client Network. Accordingly, from and after the Closing, the Buyer shall cooperate in all reasonable respects with the Seller and the Seller Affiliates with respect to the defense or settlement of, or other response to, any complaint of any kind asserted against the Seller or any Seller Affiliate with respect to the manner in which any such Life Insurance and Annuity Contract was marketed or sold prior to the Closing, including, at the reasonable written request of the Seller or any Seller Affiliate, by (i) furnishing or causing to be furnished, records, information and testimony, and attending conferences, discovery proceedings, trials or appeals in connection therewith and (ii) maintaining, terminating or modifying any practices, policies or procedures of the Companies with respect to the administration, interpretation or enforcement of any such Life Insurance and Annuity Contract in order to facilitate any such defense, settlement or response, as the case may be; provided that the Buyer shall not be obligated to take any action pursuant to this Section 4.13(a) if (x) such action, measured from the perspective of the Buyer and after giving effect to the impact of any related indemnity of the Buyer under Section 5.2(b)(iii), is commercially unreasonable or (y) the Buyer has been advised in writing by its counsel that there is a substantial likelihood that such action would violate applicable Law.
     (b) Without limiting the generality of the foregoing, the Buyer shall cause the Companies at all times from and after the Closing to (i) maintain in all material respects the policies, practices and procedures that shall set forth on Section 8.2(i) of the Deliverables Schedule (as defined in the Distribution Agreement) to the Distribution Agreement with respect to the closed block of life insurance policies referred to thereon, (ii) ensure that the guaranteed interest rate for the Company’s single premium whole life block of business (non-variable) will be at least 4%, net of the cost of insurance, as shall be set forth with more particularity on Section 8.2(ii) of the Deliverables Schedules (as defined in the Distribution Agreement) to the Distribution Agreement, (iii) maintain in all material respects the functionality of the Companies’ administrative systems as in effect on the date hereof so as to enable the Seller and the Seller Affiliates to comply with the specific terms of the open ended settlements entered into prior to the Closing with respect to certain Life Insurance and Annuity Contracts, as shall be set forth with more particularity on Section 8.2(iii) of the Deliverables Schedule (as defined in the Distribution Agreement) to the Distribution Agreement, and (iv) maintain the policy history of each Life Insurance and Annuity Contract marketed and sold by the Companies prior to the Closing in substantially the same manner in which such policy histories have been maintained by the Companies prior to the Closing.

     Section 4.14 Indemnification and Insurance.
     (a) From and after the Closing, the Buyer shall cause the Companies to continue to indemnify and hold harmless each Company’s present and former directors, officers, and employees, in their capacities as such, from and against all damages, costs and expenses incurred or suffered in connection with any threatened or pending Action or Proceeding at law or in equity relating to the Transferred Business (including actions related to this Agreement, the Ancillary Transaction Agreements, or the transactions contemplated hereby or thereby) or the status of such individual as a director, officer, or employee at or prior to the Closing, to the fullest extent permitted by applicable Law. The Buyer shall cause each Company to retain in the certificate or articles of incorporation or by-laws (or the comparable corporate charter documents) of each Company any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect immediately prior to the date of this Agreement solely for the benefit of each Company’s officers, directors and employees that existed immediately prior to the Closing and during the time period prior to the Closing, and not thereafter amend the same with respect to such persons (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to such officers, directors employees and agents).
     (b) For six years from the Closing, the Buyer shall cause to be maintained in effect an officers’ and directors’ liability insurance policy, with an insurer with a Standard & Poor’s or AM Best’s rating of at least A- — VIII that provides coverage for acts or omissions occurring prior to the Closing covering each Person currently covered by such insurance policies held by or for the benefit of each Company and its respective directors, officers, and employees on terms with respect to coverage and in amounts no less favorable in the aggregate than those of such policies in effect on the date of this Agreement (the “Existing Insurance”). The Buyer shall satisfy its obligations under this Section 4.14(b) by causing each Company to purchase a “tail” policy from an insurer with a Standard & Poor’s or AM Best’s rating of at least A- — VIII, which (i) has an effective term of six years from the Closing, (ii) covers each Person currently covered by the Existing Insurance for actions and omissions occurring on or prior to the Closing and (iii) contains terms that are no less favorable in the aggregate than those of the Existing Insurance ; provided, however, that the Buyer shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by the Buyer for such insurance (the “Current Premium”), and if such premiums for such insurance would at any time exceed 150% of the Current Premium, then the Buyer shall cause to be maintained policies of insurance which, in the Buyer’s reasonable determination, provide the maximum coverage available at an annual premium equal to 150% of the Current Premium. In lieu of such coverage, the Buyer may substitute a prepaid “tail” policy for such coverage, which the Buyer may obtain prior to the Closing for a cost not in excess of the amount set forth in Section 4.14(b) of the Buyer Disclosure Letter or by causing each such Person to become a “covered person” under any D&O policy maintained by the Buyer or any Affiliate of the Buyer which provides coverage in amounts and on terms no less favorable in the aggregate then those provided to such Persons under the Existing Insurance.

     Section 4.15 Transition Assistance. Between the date hereof and the Closing, subject to applicable Law, the parties shall use commercially reasonable efforts to cooperate in planning for executing and providing knowledge transfer with respect to transition and migration of the Transferred Business (including the data, systems, operations and administration) to the Buyer as of the Closing, in accordance with a mutually agreed upon timetable and processes; provided, that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of any party hereto or any of their respective Affiliates.
     Section 4.16 Intellectual Property License. Effective immediately after the Closing, the Seller Parent, on behalf of itself and its Affiliates, shall grant, to the Companies a non-exclusive, sublicenseable (but solely for the benefit of the Transferred Business), royalty-free and transferable (but only to the Companies’ Affiliates) right to use the advertising materials used in the Transferred Business as of the Closing Date, and created derivative works based thereon, for one (1) year after the Closing solely for use in connection with the Transferred Business. The Companies shall own all right, title and interest in and to the aforesaid derivative works developed by or on their behalf.
     Section 4.17 Distribution Agreements. Effective as of the Closing, (i) the Buyer shall have the right to cause each of the Companies and a registered broker-dealer Affiliated with it (the “New Principal Underwriter”), to enter into one or more principal underwriting agreements, on mutually agreeable terms compliant with the Distribution Agreement, with respect to the offer and sale of the Investor Choice Annuity (as defined in the Distribution Agreement) and the receipt of additional premiums under the Life Insurance and Annuity Contracts after the Closing, and (ii) the Seller shall cause the appropriate Seller Distributors (as defined in the Distribution Agreement) (including Merrill Lynch, Pierce, Fenner & Smith, Incorporated and Merrill Lynch Life Agency), and the Buyer shall cause the Companies and the New Principal Underwriter, to enter into distribution agreements on mutually agreeable terms compliant with the Distribution Agreement as necessary to permit the sale of Investor Choice Annuities and the receipt of additional premium under the Life Insurance and Annuity Contracts after the Closing.
     Section 4.18 Ancillary Transaction Agreements. Effective as of the Closing, each of the Seller and the Buyer and any of their respective Affiliates which is a party to any of the Ancillary Transaction Agreements shall enter into, or cause its applicable Affiliate to enter into, each such Ancillary Transaction Agreements to which it is a party.

     Section 4.19 Roszel Agreements.
     (a) Prior to the Closing, the Seller shall terminate each of (i) the agreement between the Seller and Roszel Advisors, LLC (“Roszel”) dated as of July 1, 2002, whereby Roszel pays the Seller for certain administrative services (the “Roszel Administrative Services Agreement”), and (ii) the agreement between the Seller and MLLIC, dated as of July 1, 2002, whereby MLLIC performs certain administrative services and the Seller pays to MLLIC the entire amount the Seller receives under the Administrative Services Agreement. Prior to the Closing, the Seller shall cause each of MLLIC and MLLICNY to enter into an agreement with Roszel with terms and conditions substantially similar to those set forth in the Administrative Services Agreement attached hereto as Exhibit G.
     (b) Prior to the Closing, the Seller shall cause each of MLLIC and MLLICNY to enter into an agreement with Roszel or another Seller Affiliate that provides for Investment Management Services (as defined in the Distribution Agreement) to be performed by Roszel or such Seller Affiliate with respect to the “Merrill Lynch Investor Choice Annuity” (as defined in the Distribution Agreement) product in exchange for a fee and otherwise on terms and conditions substantially similar to the terms and conditions set forth in the Roszel Investment Management Services Term Sheet attached hereto as Exhibit H.
     Section 4.20 Third Party Consents. The Seller will use its commercially reasonable efforts between the date hereof and the Closing Date to obtain any consents of third parties necessary for the conduct of the Transferred Business by the Companies following the Closing, to the extent required. In the event that any such consent is not obtained prior to the Closing, the Seller shall, pursuant to and in accordance with the terms and conditions of the Transition Services Agreement, provide the Buyer with the a sublicense with respect to the license agreement under which such consent is required until such consent is obtained or as otherwise set forth in the Transition Services Agreement.
     Section 4.21 Reinsurance Disputes. Following the Closing, the Seller shall, at the reasonable request of the Buyer, reasonably cooperate with the Buyer in connection with any ongoing Actions or Proceedings involving disputes between the Companies and their reinsurers, including making employees of the Seller or any Seller Affiliates available on a mutually convenient, commercially reasonable, basis to provide information and other assistance including testimony in connection with such Actions or Proceedings. The Buyer shall reimburse the Seller for any reasonable out-of-pocket costs incurred by the Seller or any Seller Affiliates in connection with such cooperation.
     Section 4.22 Closing Announcement. Whether in conjunction with the notification to each holder of a Life Insurance and Annuity Contract issued by either Company about the name change of the Companies, or otherwise, the Buyer shall cause each Company as soon as practicable to inform each such holder in writing about the transaction and the Buyer’s transitional use of the Seller Parent’s marks. In this regard, the parties will use commercially reasonably efforts to agree on the content, format and size of such notice prior to the Closing.

ARTICLE V
INDEMNIFICATION
     Section 5.1 Survival. The representations and warranties of the parties contained in this Agreement or in any certificate delivered pursuant hereto or in connection herewith, and the right to commence any claim with respect thereto, shall survive for eighteen (18) months after the Closing Date; provided that (i) the representations and warranties in Section 2.19(a) (Tax Matters) shall not survive the Closing, (ii) the representations and warranties in Section 2.1 (Corporate Authorization), Section 2.2 (Corporate Status), Section 2.4 (Capitalization; Title to Shares), Section 2.19(b) (Tax Matters), Section 2.21 (Finders’ Fees), Section 3.1 (Corporate Authorization), Section 3.2 (Corporate Status), Section 3.4 (Finder’s Fees) and Section 3.7 (Tax Matters) shall survive indefinitely and (iii) the representations and warranties in Section 2.18 (Employee Benefit Plans and Related Matters; ERISA) with respect to ERISA, shall survive for 3 years after the Closing. The covenants and agreements contained in this Agreement to be performed or complied with after the Closing Date shall survive until fully performed or complied with; provided, that this provision is not intended to release any party from liability for any breach occurring prior to the Closing of any covenant or agreement that does not survive the Closing. Notwithstanding the preceding sentences, any breach of a representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, which notice describes in reasonable detail the facts and circumstances with respect to the subject matter of such Indemnified Party’s claim, and the nature of such claim; provided, that, in the case of any such alleged breach constituting a Third Party Claim, such representation and warranty shall so continue to survive only to the extent such Indemnified Party has received a written notice from a third party asserting the claim that constitutes the basis of such Third Party Claim prior to the time such representation and warranty otherwise ceases to survive hereunder.
     Section 5.2 Indemnification.
     (a) From and after the Closing, subject to the terms of this Article V, the Seller and the Seller Parent shall, jointly and severally, defend, indemnify and hold harmless the Buyer, each Company and their Affiliates and their respective directors, officers and employees (the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all Losses resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty as of the date hereof and as of the Closing Date (or such other date specified in such representation or warranty) by the Seller Parent or the Seller in or pursuant to this Agreement (other than any representation and warranty contained in Section 2.19(a)), in all cases, other than with respect to the Included Seller Materiality Representations, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein (“Seller Warranty Breach”), (ii) any failure of the Seller Parent or the Seller to perform any covenant or agreement under this Agreement, provided that the Seller Parent and the Seller shall not have any liability pursuant to this Section 5.2 as a result of any Losses resulting from Taxes of the Companies the sole remedies for which shall be those found in Section 8.1, (iii) the Buyer’s performance of its obligations under Section 4.13 (other than expenses incurred in the ordinary course of business in providing the services described in Section 4.13(b)), (iv) the Scheduled Liabilities, (v) the Excluded Liabilities, (vi) any failure to obtain any third party consent set forth in Section 5.2 of the Seller Disclosure Letter or (vii) any bad faith, misconduct, willful malfeasance or violation of applicable Law by the Seller, any Seller Distributor (as defined in the Distribution Agreement) or any of their respective employees, agents or registered representatives in the underwriting, marketing, solicitation of applications for or sales of the Companies’ products prior to the Closing (other than to the extent resulting from or arising out of matters disclosed in Sections 2.7 and 2.11 of the Seller Disclosure Letter, except Scheduled Liabilities, which are indemnified to the extent indemnified under Section 5.2(a)(iv), and Excluded Liabilities, which are indemnified to the extent indemnified under Section 5.2(a)(v)).
     (b) From and after the Closing, subject to the terms of this Article V, the Buyer shall defend, indemnify and hold harmless the Seller Parent, the Seller and their respective Affiliates and their respective directors, officers and employees (the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty as of the date hereof and as of the Closing Date (or such other date specified in such representation or warranty) by the Buyer in or pursuant to this Agreement, in all cases, other than the Included Buyer Materiality Representations, without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” contained therein (“Buyer Warranty Breach”), (ii) any failure of the Buyer to perform any covenant or agreement under this Agreement, (iii) any liability imposed on the Seller or any Seller Affiliates from and after the Closing in its respective capacity as a distributor of any policy of either Company that is in force as of the Closing that would not have been imposed on it but for actions taken by the Buyer, the Companies or any of their respective Affiliates after the Closing with respect to the interpretation, administration and enforcement of such policies that are inconsistent with the manner in which such policies were interpreted, administered or enforced, as the case may be, by the Seller and the Companies prior to the Closing (the “Seller Pre-Closing

Practices and Procedures”), provided that prior to the termination of the Transition Services Agreement in accordance with its terms only, this indemnification should apply only to the extent the Seller Pre-Closing Practices and Procedures (A) have been written and disclosed in any prospectus filed with the SEC relating to any Life Insurance and Annuity Contract or (B) otherwise become known to any responsible officer of the Buyer or any Affiliate of the Buyer during the term of the Transition Services Agreement, except, in all cases, to the extent that (x) any such liabilities result from or arise out of any Scheduled Liabilities or Excluded Liabilities, (y) such action by the Buyer is taken at the request of the Seller or the Seller Parent, or (z) the Buyer is advised in writing by its counsel that such action by the Buyer is necessary to avoid a substantial likelihood of a violation of applicable Law, (iv) any Seller Guarantee, (v) the Transferred Liabilities, or (vi) the Buyer’s ownership, operation or use of the Transferred Assets following the Closing, except to the extent that any Losses result from or arise out of any Seller Warranty Breach.
     Section 5.3 Certain Limitations.
     (a) Notwithstanding anything to the contrary contained in this Agreement, with respect to indemnification by the Seller Parent and the Seller for any Seller Warranty Breach pursuant to Section 5.2(a)(i), (i) the Seller Parent and the Seller shall not be liable unless and until the cumulative amount of Losses with respect to all such Seller Warranty Breaches (excluding all Losses which may result from or arise out of any Seller Warranty Breach but which also are separately indemnifiable under any other provision of this Agreement) exceeds $12,500,000, and then only to the extent of such excess, and (ii) the Seller Parent and the Seller shall not be liable for any single claim with respect to any Seller Warranty Breach which results in Losses of $100,000 or less (provided, that claims arising out of similar facts or circumstances shall be aggregated for this purpose) and such claims below such $100,000 amount shall not be counted for purposes of Section 5.3(a)(i). In addition, notwithstanding anything in this Agreement to the contrary, the Seller Parent’s and the Seller’s maximum liability for all Seller Warranty Breaches and Scheduled Liabilities shall not exceed $200,000,000 in the aggregate, provided that this limitation shall not apply to any Seller Warranty Breach of Section 2.1 (Corporate Authorization), Section 2.2 (Corporate Status), Section 2.4 (Capitalization; Title to Shares) or Section 2.21 (Finders’ Fees).
     (b) Notwithstanding anything to the contrary contained in this Agreement, with respect to indemnification by the Buyer for any Buyer Warranty Breach pursuant to Section 5.2(b)(i), (i) the Buyer shall not be liable unless and until the cumulative amount of Losses with respect to all such Buyer Warranty Breaches (excluding all Losses which may result from or arise out of any Buyer Warranty Breach but which are separately indemnifiable under any other provision of this Agreement) exceeds $12,500,000, and then only to the extent of such excess, (ii) the Buyer shall not be liable for any single claim with respect to any Buyer Warranty Breach which results in Losses of $100,000 or less (provided claims arising out of similar facts or circumstances shall be aggregated for this purpose) and such claims below such $100,000 amount shall not be counted for purposes of Section 5.3(b)(i), and (iii) the Buyer’s maximum liability for all Buyer Warranty Breaches shall not exceed $200,000,000 in the aggregate, provided that this Section 5.3(a) shall not apply to any Buyer Warranty Breach of Section 3.1 (Corporate Authorization), Section 3.2 (Corporate Status) or Section 3.4 (Finders’ Fees).
     (c) The Buyer agrees that, except to the limited extent expressly set forth in Section 2.6(b), none of the representations and warranties set forth in Article II shall be construed in any way as a representation or warranty as to the adequacy or sufficiency, for any purpose, of the reserves held by the Companies against the liabilities arising under the terms of the Life Insurance and Annuity Contracts issued by them or as a guarantee as to the collectibility of any reinsurance balances ceded to third party reinsurers. Without limiting the generality of the foregoing, except as expressly set forth in Section 2.6(b), the Seller makes no representation or warranty whatsoever, and shall provide no indemnity or guarantee of any sort or incur any liability with respect to any such reserves, or the development or adequacy thereof, or the collectibility of ceded reinsurance balances, provided that notwithstanding the foregoing, the provisions of this Section 5.3(c) shall not apply to any non-collectibility of ceded reinsurance balances resulting from a breach prior to the Closing of any reinsurance agreement by any Company.
     (d) Subject to each party’s right to seek specific performance pursuant to Section 4.11 and Section 10.13 and to pursue any claim with respect to fraud or intentional misrepresentation, Article V and Article VIII of this Agreement provide the sole and exclusive remedies after the Closing for any misrepresentation, breach of warranty, covenant or other agreement, or claim of any nature arising out of or related to this Agreement or the transactions provided for hereby. Notwithstanding anything in this Agreement or any Ancillary Transaction Agreement to the contrary, if an Indemnified Party has the right to indemnification or recovery under more than one provision of this Agreement or any of the Ancillary Transaction Agreements, an Indemnified Party shall have the right to seek and obtain indemnification or other recovery for all Losses and other recoveries allowed under each such provision; provided, that such Indemnified Party shall not obtain duplicative recoveries.
     (e) Any breach of or inaccuracy in any representation or warranty of the Seller given as of the Closing Date resulting from any failure to take an action by the Seller or either Company due to the Buyer’s unreasonable or untimely refusal to give its consent to a written request by the Seller under Section 4.2 (provided that Buyer has received a Section 4.2 Notice) shall, unless and to the extent that such representation was breached or inaccurate as of the date hereof, not be deemed to have been breached or to be inaccurate for purposes of this Article V, and no Losses arising out of or resulting in any manner from any such breach or inaccuracy as of the Closing Date shall be in any manner indemnifiable under this Article V or otherwise.

     Section 5.4 Calculation of Losses.
     (a) Any indemnity payment made by an Indemnifying Party to an Indemnified Party pursuant to Section 5.2 shall be made net of (x) any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible for the matters underlying such indemnity payment less (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any related increases in insurance premiums or other chargebacks; provided, however, that notwithstanding anything in Section 5.4(d) to the contrary no party shall have any obligation to seek to recover any insurance proceeds or to initiate a lawsuit against any other Person in connection with making a claim under this Article V. If the Indemnified Party receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for the matters underlying such indemnity payment subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party.
     (b) The amount of any indemnities payable by the Seller Parent or the Seller to the Buyer Indemnified Parties pursuant to Section 5.2(a) or Section 8.1(a) shall be reduced by any reserves in respect of the Loss giving rise to such indemnity payment recorded on either Year End Balance Sheet to the extent such reserves are specifically related to such Loss.
     (c) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss that the Indemnified Party asserts or is reasonably likely to assert under this Article V upon a responsible officer of any Indemnified Party becoming aware of any event that would reasonably be expected to give rise to such assertion. In the event that the Indemnified Party shall fail to make, or cause to be made, any such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected, individually or in the aggregate, to have been avoided if the Indemnified Party had made such efforts.
     (d) Each Indemnified Party shall use all commercially reasonable efforts to collect any and all amounts available under insurance coverage or from any other Person alleged to be responsible for any Losses payable under Section 5.2, and shall take such actions in such respect as the Indemnifying Party may reasonably request. If the Indemnified Party receives any payment from the Indemnifying Party in respect of any Losses pursuant to Section 5.2 and the Indemnified Party could have recovered all or part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such payment.
     (e) Any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
     (f) No Indemnifying Party shall be liable pursuant to Section 5.2(a) or 5.2(b), as the case may be, in respect of any Loss if such Loss would not have arisen but for, or to the extent any Loss is increased as a result of, (i) the passing of, or a change in, a Law or a change to any written interpretation of the Law or administrative practice of any Governmental Authority occurring on or after the Closing or (ii) the change by statute or by any regulatory or other similar official auditing standards body of any accounting policy applicable to the applicable Indemnified Party.
     (g) No Indemnifying Party shall be liable to any Indemnified Party in respect of any Loss under this Article V to the extent such Loss is attributable to, or to the extent any Loss is increased as a result of, any (i) act, omission, transaction, or arrangement carried out at the written request of or with the written approval of such Indemnified Party, (ii) act, transaction or arrangement carried out by or on behalf of such Indemnified Party if such act, transaction or arrangement was not commercially reasonable independent of such Indemnified Party’s rights to indemnification under this Agreement, or (iii) breach by such Indemnified Party of any of its obligations under this Agreement or any Ancillary Transaction Agreements or any obligations entered into pursuant thereto.
     Section 5.5 Indemnification Notice Procedures.
     (a) A party entitled to indemnification under Section 5.2 shall be referred to as an “Indemnified Party.” A party obligated to indemnify an Indemnified Party under Section 5.2 shall be referred to as an “Indemnifying Party.”
     (b) Each Indemnified Party agrees to provide prompt written notice (the “Indemnification Notice”) to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article V, which Indemnification Notice shall: (i) specify in reasonable detail the basis on which indemnification is being asserted, (ii) provide a reasonable estimate of the amount of the Losses asserted therein, (iii) specify the provision or provisions of this Agreement under which such Losses are asserted and (iv) in the case of a claim asserted by any third party (“Third Party Claim”), include copies of all notices and documents (including court papers), if any, served on or received by the Indemnified Party by such third party. Notwithstanding the foregoing, the failure to give an Indemnification Notice shall not affect the indemnification sought hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to any Third Party Claim as to which indemnity may be sought hereunder. Notwithstanding anything to the contrary in this Section 5.5(b), unless the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party is not obligated to make available to the Indemnifying Party documentation that is subject to attorney client privilege, work product protection or any other applicable privilege or protection.
     Section 5.6 Indemnification Procedures for Claims by an Indemnified Party.
     (a) In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Indemnification Notice, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Indemnification Notice, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the forty-five (45) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period or any additional time period agreed to in writing by the parties, then either the Indemnified Party or the Indemnifying Party shall submit such dispute to a court of competent jurisdiction as set forth in Section 10.13.
     (b) Claims for Losses specified in any Indemnification Notice to which an Indemnifying Party shall not object in writing within forty-five (45) days of receipt of such Indemnification Notice, claims for Losses covered by a memorandum of agreement of the nature described in Section 5.6(a), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 5.6(a) or shall have been settled with the consent of the Indemnifying Party, as described in Section 5.7, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

     Section 5.7 Indemnification Procedures for Third Party Claims.
     (a) The Indemnifying Party shall be entitled to assume, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of any Third Party Claim; provided, however, that if the Indemnifying Party does not promptly assume the defense of such Third Party Claim within fifteen (15) Business Days following the receipt of an Indemnification Notice or does not elect to defend such Third Party Claim, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to assume and thereafter conduct such defense with counsel of its own choosing; provided, that the Indemnified Party shall obtain the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned), without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder before entering into any settlement or compromising, discharging or admitting any liability with respect to any such Third Party Claim. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 5.7(a), (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or admits any liability in connection therewith, (ii) the Indemnified Party shall be entitled to participate in (but not conduct or control) the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose, and (iii) the Indemnified Party shall promptly provide to the Indemnifying Party copies of all notices and documents not supplied with the Indemnification Notice because of any privilege. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that such Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (x) authorized by the Indemnifying Party to participate or (y) in the opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided further, that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim.
     (b) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. All reasonable out-of-pocket costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party.

ARTICLE VI
CONDITIONS PRECEDENT
     Section 6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the purchase and sale of the Shares and the other actions to be taken hereunder at the Closing are subject to the satisfaction or waiver by such party on or prior to the Closing of the following conditions:
     (a) Any applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.
     (b) Other than with respect to the HSR Act, (i) all authorizations, consents and approvals of, and filings and notifications with or to Insurance Departments required to be made or obtained prior to the Closing in connection with the execution, delivery and performance of this Agreement and the Ancillary Transaction Agreements shall have been made or obtained, as the case may be, and (ii) other authorizations, consents and approvals of, and filings and notifications with or to, other Governmental Authorities required to be made prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Ancillary Transaction Agreements, and, in the case of both clauses (i) and (ii), as listed in Section 6.1 of the Seller Disclosure Letter shall have been made or obtained, except, in the case of clause (ii), to the extent that the failure to make or obtain such authorizations, consents, approvals, filings and notifications would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, and, in the case of both clauses (i) and (ii), without any conditions, restrictions, undertakings or limitations which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Buyer Material Adverse Effect.
     (c) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction, determination or other order that, in each case, restrains, enjoins or otherwise prohibits, or seeks to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement or makes illegal the consummation of such transactions, provided that the party seeking to invoke this condition shall have used all commercially reasonable efforts to have any such order, injunction or determination revoked, vacated or reversed.
     (d) The Buyer and the Seller shall each have executed a duly completed copy of the IRS Form 8023 or any successor form thereto with respect to each Company and such forms shall have been provided to the Buyer in accordance with Section 8.10.
     Section 6.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the purchase and sale of the Shares and the other actions to be taken hereunder at the Closing are further subject to the satisfaction or waiver by the Buyer on or prior to the Closing of the following conditions:

     (a) The representations and warranties of the Seller Parent and the Seller set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of the date hereof or other particular date shall be true and correct only as of the date hereof or other such particular date), except where the failure of such representations and warranties to be so true and correct as of the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and the Buyer shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller to such effect.
     (b) Each of the Seller Parent and the Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Seller by an executive officer of the Seller to such effect.
     (c) Each of the Seller Parent and the Seller shall have delivered, or caused to be delivered, to the Buyer each of the Ancillary Transaction Agreements duly executed by it or a Seller Affiliate party thereto, as applicable.
     (d) The Seller shall have delivered to the Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.
     Section 6.3 Conditions to Obligations of the Seller. The obligations of the Seller to effect the purchase and sale of the Shares and the other actions to be taken hereunder at the Closing are further subject to the satisfaction or waiver by the Seller on or prior to the Closing of the following conditions:
     (a) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of the date hereof or other particular date shall be true and correct only as of the date hereof or other such particular date), except where the failure of such representations and warranties to be so true and correct as of the Closing Date (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” contained therein) would not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect; and the Seller shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to such effect.

     (b) The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Buyer by an executive officer of the Buyer to such effect.
     (c) The Buyer shall have delivered, or caused to be delivered, to the Seller each of the Ancillary Transaction Agreements duly executed by the Buyer.
ARTICLE VII
[Intentionally omitted.]
ARTICLE VIII
TAX MATTERS
     Section 8.1 Liability for Taxes.
     (a) The Seller shall be responsible for and shall indemnify and hold harmless the Buyer Indemnified Parties, from and against (i) all Taxes of each Company attributable to any Pre-Closing Period (other than any such Taxes for which the Buyer is responsible under Section 8.8 or any Stub Period Non-Income Taxes); (ii) any liability for Taxes arising under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a result of a Company being a member of a consolidated, combined, unitary or similar group on or prior to the Closing; (iii) any amount payable after the Closing Date, as a Tax or otherwise, as a result of a Company’s being party to any Tax sharing agreement entered into before the Closing Date; and (iv) any liability for Taxes resulting from a breach or inaccuracy of the representations contained in Section 2.18 or Section 2.19(b) (for this purpose, the breach of any representation or warranty shall be determined without regard to any limitation as to knowledge, “materiality” or “Company Material Adverse Effect” contained therein).
     (b) The Buyer shall be responsible for and shall indemnify and hold harmless the Seller Indemnified Parties from and against all (i) Post-Closing Period Taxes of each Company that are not the responsibility of the Seller under Section 8.1(a), (ii) any Stub Period Non-Income Taxes and (iii) any Taxes for which the Buyer is responsible under Section 8.8.
     (c) Each of the Seller and the Buyer hereby agree to indemnify the other party for, and hold the other party harmless against, any and all Losses arising from a failure to comply with the covenants found in Section 4.2(a)(xx) and Section 8.10.
     (d) Notwithstanding anything else in this Agreement to the contrary, the Seller shall not indemnify the Buyer Indemnified Parties for any payments made pursuant to Section 8.2, nor shall the Seller be in violation of any of its representations, warranties, covenants or agreements made pursuant to this Agreement as a result of such payments.

     (e) After the Closing, the Seller or the Buyer, as the case may be, shall provide or shall cause to be provided reimbursement for any Taxes paid after the Closing by one party or its Affiliates (the “Tax Indemnified Party”) that are the responsibility of the other party or its Affiliates (the “Tax Indemnifying Party”) in accordance with the terms of this Section 8.1 or Section 8.8. Within a reasonable time prior to the payment of any such Taxes, the Tax Indemnified Party paying such Taxes shall give written notice to the Tax Indemnifying Party of the Taxes payable and the amount which is the liability of each party, although failure to do so will not relieve the Tax Indemnifying Party of its liability hereunder except to the extent the Tax Indemnifying Party is actually prejudiced thereby. Subject to the delivery of prior written notice regarding any such Taxes, the party required to provide reimbursement hereunder shall pay such amount on the later to occur of (i) the date payment is made by the party paying such Taxes and (ii) five (5) Business Days after receipt of such prior written notice.
     (f) For purposes of this Section 8.1, any liability for Taxes attributable to a taxable period that begins before and ends after the Closing Date shall be apportioned between the Pre-Closing Period and the Post-Closing Period (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on the basis of an interim closing of the books as of the end of the Closing Date.
     (g) Each Tax Indemnified Party shall use commercially reasonable efforts to mitigate any Tax that the Tax Indemnified Party is indemnified for or is reasonably likely to be indemnified for under this Article VIII upon a responsible officer of any Tax Indemnified Party becoming aware of any event that would reasonably be expected to give rise to such assertion. In the event that the Tax Indemnified Party shall fail to make, or cause to be made, any such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything to the contrary contained in this Agreement, the Tax Indemnifying Party shall not be required to indemnify any Tax Indemnified Party for that portion of any Taxes that would reasonably be expected, individually or in the aggregate, to have been avoided if the Tax Indemnified Party had made such efforts.
     (h) No Tax Indemnifying Party shall be liable to a Tax Indemnified Party in respect of any Tax under this Article VIII to the extent such Tax is attributable to, or to the extent any such Tax is increased as a result of, any (i) act, omission, transaction, or arrangement carried out at the written request of or with the written approval of such Tax Indemnified Party, (ii) act, transaction, or arrangement that was not commercially reasonable independent of such Tax Indemnified Party’s rights to indemnification for Taxes, or (iii) breach by such Tax Indemnified Party of any of its obligations under this Agreement or any Ancillary Transaction Agreement or any obligations entered into pursuant thereto.

     Section 8.2 Tax Sharing Agreements. On or prior to the Closing Date, all Tax Sharing Agreements between either Company, on the one hand, and the Seller or any Seller Affiliate, on the other hand, shall be terminated, such that, after the Closing, neither the Seller nor either Company shall be bound thereby or have any obligation or liability thereunder; provided, that, for the avoidance of doubt, this Section 8.2 shall not apply to the obligations of the Buyer or the Seller under this Agreement. Notwithstanding the foregoing, as soon as is practicable after the Closing Date, each Company shall make a calculation under the Tax Sharing Agreement of its allocation of Consolidated Income Taxes for the taxable year that ends on the Closing Date. For purposes of this calculation, notwithstanding anything to the contrary in the Tax Sharing Agreement, items of income, gain, loss, deduction, expense and credits of each Company shall be determined on the basis of an interim closing of the books for the Pre-Closing Period. To the extent either Company has a liability under the Tax Sharing Agreement, such Company shall make a final payment under the Tax Sharing Agreement equal to the amount so determined. To the extent either Company is entitled to payment under the Tax Sharing Agreement, the Seller shall make, or shall cause to be made, a final payment to such Company equal to the amount so determined. Payments under the prior two sentences are referred to herein as the “Tax Allocation Amounts.” The Tax Allocation Amounts shall be payable within sixty (60) days after the Closing Date.
     Section 8.3 Tax Returns, Elections, etc.
     (a) (i) The Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for Consolidated Income Taxes, regardless of when such Returns are required to be filed. Such Tax Returns, as they relate to either Company, shall be consistent with past practice, except as required by applicable Law or as would not have a material adverse effect on the Buyer. (ii) The Seller shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns for either Company for taxable periods that end on or before the Closing Date and that are required to be or are in fact filed prior to the Closing (taking into account any extensions). Such Tax Returns shall be consistent with past practice, except as required by applicable Law or as would not have a material adverse effect on the Buyer.
     (b) The Seller shall prepare, or cause to be prepared, Tax Returns for either Company for taxable periods that end on or before the Closing Date that are not described in Section 8.3(a). Such Tax Returns shall be consistent with past practice, except as required by applicable Law or as would not have a material adverse effect on the Buyer. The Seller shall submit to the Buyer each such Tax Return at least twenty (20) days prior to the due date (including extensions) of such Tax Return. The Buyer shall timely file, or cause to be timely filed, each such Tax Return in the form submitted to it by the Seller, unless otherwise required by applicable Law or agreed by the Seller and the Buyer. If the Buyer believes it would be a violation of applicable Law to file any Tax Return submitted by the Seller, the Buyer agrees to notify the Seller promptly and to negotiate in good faith regarding the filing of such return.

     (c) The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Straddle Returns of each Company. Such Tax Returns shall be prepared, in all material respects, in a manner consistent with the positions taken and accounting methods used on the Tax Returns filed by or with respect to the appropriate Company prior to the Closing Date, unless otherwise required by applicable Law or agreed by the Seller and the Buyer.
     (d) The Buyer shall prepare and timely file, or cause the Companies to prepare and timely file, all Tax Returns required to be filed by or with respect to each Company for any Tax period beginning after the Closing Date.
     (e) Except to the extent otherwise required by Law, the Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Seller, which consent may not be unreasonably withheld, conditioned or delayed, amend any Tax Returns relating in whole or in part to a Pre-Closing Period.
     Section 8.4 Tax Payments.
     (a) The Seller shall timely pay or cause to be timely paid to the appropriate Governmental Authority (without duplication of amounts otherwise payable or previously paid) all Taxes required to be reported on any Tax Returns required to be filed by the Seller pursuant to Section 8.3(a).
     (b) The Buyer shall timely pay or cause to be timely paid to the appropriate Governmental Authority all Taxes required to be reported on any Tax Returns required to be filed by Buyer pursuant to Section 8.3(b), Section 8.3(c) or Section 8.3(d).
     (c) In no event shall the Seller’s and the Buyer’s obligations to pay, or cause to be paid, Taxes in accordance with Section 8.4(a) and Section 8.4(b), respectively, relieve the Seller or the Buyer from its obligations under Section 8.1 to indemnify or provide reimbursement for any Taxes paid after the Closing Date.
     Section 8.5 Tax Audits, Assistance and Cooperation.
     (a) The Seller or the Buyer, as the case may be, shall notify such other party within fifteen (15) days after receipt by such first party or any of its Affiliates of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination (“Tax Matters”) relating to Taxes for which such other party or its Affiliates may be responsible under Section 8.1.

     (b) The Seller shall have the sole right to control, contest, resolve and defend against any Tax Matters relating to Taxes of either Company for which the Seller is obligated to indemnify the Buyer under Section 8.1, provided, that the Seller shall keep the Buyer reasonably informed on an ongoing basis with respect to issues affecting either Company and also provided, that the Seller shall not pay, discharge, settle, compromise, litigate, or otherwise dispose (collective “dispose”) of any item subject to such tax proceedings with respect to any Taxes other than Consolidated Income Taxes that will materially adversely affect the Buyer or any of its Affiliates without obtaining prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller may elect to forgo control of any Tax proceeding that it is entitled to control pursuant to this Section 8.5(b), and shall notify the Buyer if the Seller elects to forgo such control. In that event, (i) the Buyer shall control the conduct of such Tax proceeding, but shall afford the Seller and its Tax advisers a reasonable opportunity to participate (at the Seller’s expense) in the conduct of such Tax proceeding, including, without limitation, the right to participate in conferences with all Governmental Authorities and submit pertinent material in support of the Seller’s position and (ii) the Seller shall be responsible for any reasonable fees and other out-of-pocket costs (including reasonable outside professional fees and costs) incurred in contesting such Tax proceeding.
     (c) After the Closing Date, each of the Seller and the Buyer shall (and shall cause their respective Affiliates, including either Company, to):
          (i)    assist the other party in preparing any Tax Returns which such other party is responsible for preparing and/or filing in accordance with Section 8.3;
          (ii)    maintain and make available to the other party, on such other party’s reasonable request, copies of any and all information, books and records necessary to prepare and/or file any Tax Return or to respond to audits by any Governmental Authority, for the full period of the applicable statute of limitations, including any extensions thereof, with respect to the relevant Taxes. After the applicable period, the Seller or the Buyer may dispose of such information, books and records; provided, that prior to such disposition, the Seller or the Buyer shall give the other party the opportunity to take possession of such information, books and records;
          (iii)    upon fifteen (15) days’ notice and without undue interruption to the business of such party or either Company, as the case may be, provide access during normal business hours to the books and records of such party or either Company relating to the Taxes of either Company prior to the Closing Date;
          (iv)    within fifteen (15) days after receipt, furnish the other party with copies of all correspondence received from any Governmental Authority in connection with any Tax Matter of either Company or information request with respect to any taxable period for which the other party may have a liability under Section 8.1; and

          (v)    within fifteen (15) days after receipt of a request therefor, provide to the other party powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 8.5.
     (d) If the parties disagree as to the calculation of the amount of any Tax that is required to be calculated in applying this Article VIII, the allocation of Purchase Price pursuant to Section 8.10(c) or the allocation of aggregate deemed sales price (“ADSP”) and adjusted grossed up basis among the assets of each Company pursuant to Section 8.10(c), the parties shall promptly consult with each other and endeavor in good faith, for a period of thirty (30) days, to resolve any such disagreements (each disagreement not so resolved, a “Tax Dispute”). Thereafter, either party may submit the resolution of any Tax Disputes to a mutually agreed upon nationally recognized accounting firm (or, if they cannot mutually agree upon such firm, each party shall select a nationally recognized accounting firm, which two firms shall mutually agree upon a third nationally recognized accounting firm) (the “Accounting Arbitrator”) to resolve the dispute. The Accounting Arbitrator shall only be authorized as directed by the parties on any one issue to either (i) decide in favor of and choose the position of either of the parties or (ii) to decide upon a compromise position within the range of positions presented by the parties to the Accounting Arbitrator. The Accounting Arbitrator shall base its decision solely upon the presentations of the parties to the Accounting Arbitrator at a hearing held before the Accounting Arbitrator and upon any materials made available by either party and not upon independent review. The Accounting Arbitrator shall be instructed to resolve the Tax Disputes and such resolution shall be (w) set forth in writing and signed by the Accounting Arbitrator, (x) delivered to the Buyer and the Seller as soon as practicable after the Tax Disputes are submitted to the Accounting Arbitrator but not later than the 30th day after the Accounting Arbitrator is instructed to resolve the Tax Disputes, (y) made in accordance with this Agreement, and (z) final, binding and conclusive on the parties on the date of delivery of such resolution. Any expenses relating to the engagement of the Accounting Arbitrator shall be shared equally by the parties.
     Section 8.6 Refunds and Tax Credits.
     (a) The Seller shall be entitled to retain, or the Seller shall be entitled to receive immediate payment from the relevant Company or the Buyer (if the Buyer or any of its Affiliates shall be the recipient) of, any refund or credit attributable to any Taxes for which the Seller is responsible hereunder, plus any interest received with respect thereto. Such payment shall be net of any Tax cost to the Buyer or any of its Affiliates attributable to the receipt of such refund (including interest). In the event that any such Tax refund is subsequently reduced as a result of any adjustment required by any Governmental Authority, the Seller shall promptly pay the amount of such reduction to the Buyer, net of any Tax cost to the Seller or any of its Affiliates attributable to the receipt of such reduction (including interest).

     (b) The Buyer and the Seller shall cooperate, and shall cause their respective Affiliates to cooperate, with respect to claiming any refund or credit with respect to Taxes referred to in Section 8.6(a). Such cooperation shall include: providing all relevant information available with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to the Seller in accordance with Section 8.6(a), any amount received by the Buyer or any of its Affiliates with respect to such claim; provided, that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Buyer. The Seller shall bear the reasonable out-of-pocket expenses of the Buyer in seeking such refund.
     Section 8.7 Carrybacks. To the extent permitted by law, the Buyer shall cause each Company to elect to relinquish any carryback of net operating losses, net capital losses, unused Tax credits and other deductible or creditable Tax attributes arising in a period beginning after the Closing Date to any Pre-Closing Period.
     Section 8.8 Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes shall be borne 50% by the Buyer and 50% by the Seller. The Buyer shall file, or shall cause to be filed, to the extent permitted by applicable law, all Tax Returns as may be required to comply with the provisions of such Tax Laws relating to Transfer Taxes. The Seller shall cooperate with the Buyer in connection with all such filings and shall file those Tax Returns that the Buyer is not permitted to file.
     Section 8.9 Tax Treatment of Indemnity Payments. To the extent permitted by law, the parties agree to treat any indemnity payment made under this Article VIII as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to, and shall cause their respective Affiliates to, file their Tax Returns accordingly.
     Section 8.10 Section 338 Elections.
     (a) The Seller and the Buyer shall timely make or shall cause the appropriate Persons to timely make joint elections (collectively, the “Section 338(h)(10) Elections”), with respect to the purchase of the stock of each Company under (i) Section 338(h)(10) of the Code and (ii) any analogous election with respect to state, local or foreign income Taxes, to the extent that such election is separately available, in each state, local and foreign jurisdiction where the Companies (or either of them) currently file income Tax Returns. The Seller and the Buyer shall report (or shall cause an appropriate Person to report), in connection with the determination of Taxes, the purchase of the stock of the Companies pursuant to this Agreement in a manner consistent with the Section 338(h)(10) Elections.

     (b) Subject to Section 8.10(c), the Buyer shall be responsible for the filing of the Forms 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulation Section 1.338(h)(10)-1 and for the preparation and filing of any other forms that are required to be submitted to any federal, state, county, or other local Governmental Authority in connection with a Section 338(h)(10) Election (the “Section 338 Forms”). Subject to Section 6.1(d) and Section 8.10(c), the Seller shall execute, or shall cause an appropriate Person to execute and deliver to Buyer such Section 338 Forms as are requested by Buyer to complete properly the Section 338(h)(10) Elections at least twenty (20) days before the date such Section 338 Forms are required to be filed; provided, that Buyer shall have delivered to the Seller all the Section 338 Forms properly completed in accordance with applicable Law no less than forty five (45) days before the date such Section 338 Forms are required to be filed.
     (c) As soon as practicable after the Closing Date, but in no event later than 150 days after the Closing Date, the Buyer shall deliver to the Seller a written notice setting forth (with reasonable specificity) (i) the Buyer’s good faith calculation of ADSP and the allocation thereof between the Companies and among the assets of the Companies in accordance with the principles of the applicable Treasury Regulations, including but not limited to Treasury Regulation §1.338-6, and (ii) the Buyer’s good faith allocation of the Purchase Price and the Transferred Liabilities among the MLLIC Shares, the MLLICNY Shares and the Transferred Assets (the “Buyer’s Allocation”). Within thirty (30) Business Days after receipt thereof, the Seller shall deliver to the Buyer written notice indicating whether the Seller disagrees with the Buyer’s Allocation. If the Seller agrees with the Buyer’s Allocation or if the Seller fails to deliver such written notice within such thirty (30) Business Days, the Buyer’s Allocation shall constitute the agreed-upon allocation (the “Agreed Allocation”). If the Seller provides timely written notice to the Buyer of any disagreement with the Buyer’s Allocation, the parties shall negotiate in good faith to determine the Agreed Allocation. If they do not reach agreement within 30 days after commencing negotiations, the parties shall promptly submit the items in dispute to the Accounting Arbitrator in accordance with the procedures set forth in Section 8.5(d). Except as determined to the contrary by the appropriate Governmental Authority upon an audit of its (or its Affiliates’) Tax Returns, each of the parties shall file (or cause to be filed) all relevant Tax Returns consistent with the Agreed Allocation and shall not take (or permit any Affiliate to take) any position inconsistent with the Agreed Allocation; provided, however, that (i) the deemed purchase prices of the assets may differ from the deemed sales prices in order to reflect the Buyer’s transaction costs not included in the Agreed Allocation, and (ii) the amounts realized on the deemed sales of assets may differ from the deemed sales prices reflected in the Agreed Allocation in order to reflect transaction costs that reduce the amounts realized for federal income Tax purposes.
     (d) Each of the Seller and the Buyer hereby covenant that they will take all actions necessary to make valid and effective Section 338(h)(10) Elections in accordance with the terms of this Agreement, and omit from taking any actions that would cause the Section 338(h)(10) Elections to be invalid or ineffective.

     Section 8.11 Survival. Notwithstanding anything in this Agreement to the contrary, the indemnification provisions of this Article VIII shall survive until the expiration of all applicable statutes of limitations with respect to the assessment of Tax giving rise to a claim hereunder (giving effect to any waiver or extension thereof), and any claim for indemnity under this Article VIII may be made at any time prior to sixty (60) days after the expiration of such statutes of limitations. Any such claim shall be made by the Tax Indemnified Party by providing to the Tax Indemnifying Party written notice thereof.
     Section 8.12 Coordination. Notwithstanding Article V or any other provision of this Agreement, the Seller and the Buyer shall not have any liability under this Agreement for or with respect to Taxes of either Company except as otherwise expressly provided in this Article VIII. For the avoidance of doubt, any indemnification for Loss that does not encompass Taxes imposed on either Company arising out of any breach of any representations or warranty contained in Section 2.18 (Employee Benefit Plans and Related Matters; ERISA) or Section 2.19(b) or (c) (Tax Matters) shall be provided for in Article V.
     Section 8.13 Effective Date. No provision of this Article VIII (other than Section 8.2, Section 8.3(a), Section 8.4(a), Section 8.5(a), Section 8.5(b), Section 8.8, Section 8.10(d) and Section 8.12) shall apply until immediately after the Closing.
ARTICLE IX
DEFINITIONS
     As used herein, the following terms have the following meanings:
     “Accounting Arbitrator” has the meaning set forth in Section 8.5(d).
     “Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental Authority investigation.
     “Actuarial Report” has the meaning set forth in Section 2.11(f).
     “ADSP” has the meaning set forth in Section 8.5(d).
     “Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” includes the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreed Allocation” has the meaning set forth in Section 8.10(c).

     “Agreed Claims” has the meaning set forth in Section 5.6(b)
     “Agreement” has the meaning set forth in the preamble.
     “Ancillary Transaction Agreements” means the Distribution Agreement, the Bill of Sale and Assignment, the Assumption Agreement, the Trademark License Agreement and the Transition Services Agreement.
     “Antitrust Division” has the meaning set forth in Section 4.3(a).
     “Applicable Contracts” has the meaning set forth in Section 2.9.
     “Assets” has the meaning set forth in Section 2.10(a).
     “Assumed Contract” has the meaning set forth in Section 2.9.
     “Assumption Agreement” has the meaning set forth in Section 1.1(d)(ii).
     “Balance Sheet Date” has the meaning set forth in Section 2.6(a).
     “Benefit Plans” means any “employee benefit plans,” within the meaning of section 3(3) of ERISA or any bonus, incentive compensation programs, deferred compensation programs, pension, retirement, profit-sharing, savings, stock option or other equity-based arrangements, severance plans or arrangements, employment agreements or benefits, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other fringe benefit plan or arrangement, including without limitation any “employee pension benefit plans” within the meaning of section 3(2) of ERISA, any “employee benefit plans” subject to section 302 of ERISA or section 412 of the Code or any “multiemployer plans” within the meaning of section 3(37) of ERISA.
     “Bill of Sale and Assignment” has the meaning set forth in Section 1.1(d)(i).
     “Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) any other day on which commercial banks are authorized or required by Law to be closed in the City of New York.
     “Buyer” has the meaning set forth in the preamble.
     “Buyer Allocation” has the meaning set forth in Section 8.10(c).
     “Buyer Disclosure Letter” has the meaning set forth in Article III.

     “Buyer Indemnified Party” has the meaning set forth in Section 5.2(a).
     “Buyer’s Knowledge” means the actual knowledge, without due inquiry, of Patrick Baird, President and CEO, Darryl Button, CFO and Craig Vermie, General Counsel.
     “Buyer Material Adverse Effect” means any event, occurrence, fact, condition, change, development, or effect that (i) would prevent or materially delay the consummation of the transactions contemplated hereby or by the Ancillary Transactions Agreements, (ii) would otherwise materially adversely effect the ability of the Buyer to perform its obligations hereunder and thereunder and the other transactions contemplated hereby and thereby or (iii) in connection with Section 6.1(b), would materially adversely affect the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Buyer.
     “Buyer Subsidiary Financial Statements” has the meaning set forth in Section 3.9
     “Buyer Warranty Breach” has the meaning set forth in Section 5.2(b).
     “Closing” has the meaning set forth in Section 1.1(b).
     “Closing Date” has the meaning set forth in Section 1.1(b).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the recitals.
     “Company Insurance Policies” has the meaning set forth in Section 2.20(a).
     “Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development, or effect that (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Companies, taken as a whole, (ii) would prevent or materially delay the consummation of the sale of the Shares or the transactions contemplated hereby or by the Ancillary Transaction Agreements or (iii) would otherwise materially adversely effect the ability of the Seller to perform its obligations hereunder and thereunder and the other transactions contemplated hereby and thereby; except to the extent that such event, occurrence, fact, condition, change, development or effect results from (v) changes in economic, banking, currency, capital markets, regulatory, political or other similar conditions (including acts of war, declared or undeclared, armed hostilities or terrorism), financial services, commodities or other market conditions or prevailing interest rates, provided, this sub-clause (v) shall not apply to the extent any such material adverse effect is a direct consequence of a Market Event that disproportionately affects Seller Parent, and its consolidated Subsidiaries, taken as a whole, as compared with similarly situated companies engaged the diversified financial services industry, (w) changes in or events affecting the insurance industry, insurance services industry, annuity industry, brokerage industry, investment advisory industry or asset management industry generally, (x) compliance by the Seller with the terms and conditions of this Agreement, (y) any effect arising out of a change in GAAP, SAP or applicable Law or (z) the announcement of this Agreement and the Ancillary Transaction Agreements or the consummation of the transactions contemplated hereby and thereby.
     “Confidentiality Agreement” has the meaning set forth in Section 4.1(b).
     “Consolidated Income Taxes” means all federal, state, provincial or local Income Taxes, domestic or foreign, that are paid on a consolidated, unitary, combined or similar basis with respect to Tax Returns that include one or more of the Companies on the one hand, and the Seller Parent or any of its Affiliates (other than either Company) on the other hand.
     “Contracts” means any contract, agreement, arrangement, instrument, undertaking, indenture, commitment loan, guarantee, mortgage, note or other legally binding obligation.
     “Current Premium” has the meaning set forth in Section 4.14(b).
     “Designated Affiliated Employees” means employees of the Seller or any of the Seller Affiliates designated by the Seller who devote substantially all of their working efforts to the manufacturing operations of the Companies.
     “Distribution Agreement” has the meaning set forth in the recitals.
     “Environmental Laws” means any and all statutes, laws, regulations and rules, in each case as in effect on the Closing Date, that have as their principal purpose the protection of the natural environment or the regulation of Hazardous Substances.
     “Environmental Permits” means all permits, licenses, approvals, authorizations or consents required by or issued by any Governmental Authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Excluded Liabilities” means any liability, including all related fines, penalties, assessments, settlements and other amounts, resulting from or arising out of the following items listed in the Seller Disclosure Letter: Section 2.7(i) items 1, 4(a) and (c), 6, 7, 8, 9, 10; Section 2.15 items 1, 3, 5, 6 and 7; and Section 2.14 item 1.

     “Existing Insurance” has the meaning set forth in Section 4.14(b).
     “FINRA” means the Financial Industry Regulatory Authority or any predecessor thereto, including the National Association of Securities Dealers, Inc.
     “FTC” has the meaning set forth in Section 4.3(a).
     “GAAP” means the U.S. generally accepted accounting principals as in effect as of the date hereof.
     “GAAP Audited Financial Statements” has the meaning set forth in Section 2.6(a).
     “GAAP Financial Statements” has the meaning set forth in Section 2.6(a).
     “GAAP Unaudited Financial Statements” has the meaning set forth in Section 2.6(a).
     “GAAP Unaudited Interim Financial Statements” has the meaning set forth in Section 2.6(a).
     “Governmental Authority” means any national government, any state or province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative authority of government, including any governmental department, commission, board, bureau, agency, court or instrumentality, whether domestic or foreign.
     “Hazardous Substances” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any environmental statute, law, regulation or rule including, but not limited to, (i) petroleum and polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
     “Included Materiality Buyer Representation” means the limitations as to “materiality” or “Buyer Material Adverse Effect” (x) contained in Section 3.9 and (y) in any representation or warranty contained in this Agreement relating to the conformity of any financial statement, regulatory filing or other regulatory disclosure to GAAP, SAP or any legal standard but only to the extent that GAAP, SAP or such legal standard is qualified by its stated terms by “materiality,” “material adverse effect” or similar concept of materiality.

     “Included Materiality Seller Representations” means the limitations as to “materiality” or “Company Material Adverse Effect” (x) contained in Section 2.6(a), 2.6(b), 2.8(a)(y) and 2.23, (y) contained in Section 4.2(a)(viii) and incorporated by reference into Section 2.6(a)(x), and (z) in any representation or warranty contained in this Agreement relating to the conformity of any financial statement, regulatory filing or other regulatory disclosure to GAAP, SAP or any legal standard but only to the extent that GAAP, SAP or such legal standard is qualified by its stated terms by “materiality,” “material adverse effect” or similar concept of materiality.
     “Income Taxes” shall mean any federal, state, local or foreign Tax based upon or measured by net income (but not any gross income Tax and not any withholding Tax) together with any interest and penalties thereto.
     “Indemnification Notice” has the meaning set forth in Section 5.5(a).
     “Indemnified Party” has the meaning set forth in Section 5.5(a).
     “Indemnifying Party” has the meaning set forth in Section 5.5(a).
     “Insurance Department” means, in any jurisdiction, the Governmental Authority primarily charged with the regulation of the business of insurance in such jurisdiction.
     “Insurance Laws” means all applicable statutes, laws, regulations, rules, directives, orders, decrees, injunctions, agency requirements, licenses or permits of any Insurance Department regulating the business or products of insurance.
     “Insurance License” has the meaning set forth in Section 2.11.
     “Intellectual Property” means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any foreign jurisdiction: trademarks, service marks, trade names, trade dress, designs, logos and other indicia of origin including all goodwill associated with and common law rights related to the foregoing, domain names, works of authorship, copyrights, software (including source code, object code, executables, utilities and routines), databases, data, Internet websites, and registrations and applications to register (including intent-to-use applications) or renew the registration of any of the foregoing, patents and patent applications, inventions, processes, methods, techniques, procedures, designs, formulae, know-how, customer lists, confidential information, operating manuals, instructions and the tangible embodiments of any of the foregoing.

     “Investment Company Act” means the Investment Company Act of 1940, as amended, together with the rules and regulations thereunder.
     “Law” means federal, state, local or foreign law, rule, regulation, judgment, injunction or order of any Governmental Authority.
     “Liens” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.
     “Life Insurance and Annuity Contract” means any group or individual life insurance policy or annuity contract or certificate, whether or not registered under the Securities Act.
     “Losses” means all costs, damages, diminution in value of the Companies (but in the case of diminution in value only to the extent directly and proximately arising out of or resulting from an indemnifiable event and not to exceed $100,000,000 in the aggregate with respect to all indemnifiable events), disbursements, obligations, penalties, liabilities, assessments, judgments, losses, injunctions, orders, decrees, rulings, dues, fines, fees, settlements, deficiencies or awards (including interest, penalty, investigation, reasonable legal, accounting and other professional fees, and other costs or expenses incurred in the investigation, collection, prosecution and defense of any action, suit, proceeding or claim and amounts paid in settlement) imposed upon or incurred, sustained or suffered by an Indemnified Party; provided, however, that notwithstanding anything to the contrary in this Agreement, Losses shall not include (i) lost profits or opportunity costs or consequential, incidental, special, indirect, exemplary or punitive damages, except to the extent such consequential, incidental, special, indirect, exemplary or punitive damages (x) are awarded against any Indemnified Party in a Third Party Claim, or (y) arise out of or result from any Seller Guarantee; it being understood and agreed that subject to the $100,000,000 limitation with respect to diminution of value losses referred to above in this definition of the term “Losses”, a court of competent jurisdiction shall be permitted to take account of lost profits for the sole purpose of determining any such diminution of value losses.
     “Market Event” means any event, occurrence, fact, condition, development or effect that results from any changes in economic, banking, currency, capital markets, financial services, commodities or other market conditions, or prevailing interest rates.
     “Merrill Lynch Global Private Client Network” means the retail brokerage and advisory business of Merrill Lynch & Co., Inc. conducted in the United States and included within the Merrill Lynch Global Private Client Group (as such term is used as of the date hereof). For the avoidance of doubt, the Merrill Lynch Global Private Client Network shall not include (i) any private equity, hedge fund, merchant banking, asset management, non-strategic principal or investment business or similar business or activity of the Seller or any Seller Affiliate, including BlackRock Inc. and its Affiliates or any entity affiliated with the Merrill Lynch Global Private Equity or Merrill Lynch Global Alternative Investment divisions or any successor thereto, or (ii) any trading, brokerage, lending, investment banking or advisory business or activity of the Seller or any Seller Affiliate.
     “Milliman” has the meaning set forth in Section 2.11(f).
     “MLLIC” has the meaning set forth in the recitals.
     “MLLIC Shares” has the meaning set forth in the recitals.
     “MLLICNY” has the meaning set forth in the recitals.
     “MLLICNY Shares” has the meaning set forth in the recitals.
     “New Principal Underwriter” has the meaning set forth in Section 4.17.
     “Non-Income Taxes” means Taxes other than Income Taxes.
     “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and any other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.
     “Owned Intellectual Property” has the meaning set forth in Section 2.13(b).
     “Permitted Liens” means (i) Liens disclosed in the SAP Financial Statements or the footnotes thereto or the GAAP Financial Statements or the footnotes thereto, other than those securing indebtedness, (ii) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business, (iv) Liens arising under any Insurance Laws and regulations related to the business of insurance, (v) Liens related to title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business or arising from the unpaid purchase price of personal property acquired in the ordinary course of business, and (vi) other Liens which would not reasonably be expected, individually or in the aggregate, to materially interfere with the conduct of the business of the Companies or materially detract from the value of the property, asset or right.

     “Person” means any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
     “Post-Closing Period” means any Tax period ending after the Closing Date and, with respect to a Tax period that begins before the Closing Date and ends thereafter, the portion of such Tax period after the Closing Date.
     “Pre-Closing Period” means any Tax period ending on or prior to the Closing Date and, with respect to a Tax period that begins before the Closing Date and ends thereafter, the portion of such period through the end of the Closing Date.
     “Producers” has the meaning set forth in Section 2.11(j).
     “Purchase Price” has the meaning set forth in Section 1.1(a).
     “RBC Instructions” means the RBC Instruction of the National Association of Insurance Commissioners as in effect as of the date hereof.
     “RBC Ratio” means, as of any date of determination, for each of the Companies, the ratio (expressed as a percentage) that its adjusted capital (as defined in the RBC Instructions) bears to its authorized control level (as defined in the RBC Instructions) as of such date, calculated in accordance with the life insurance risk based capital formula contained in the RBC Instructions. If such calculation is not made on the basis of data contained in annual statutory financial statements, premium (as defined in the RBC Instructions) for the year to date period will be annualized wherever required in such calculation.
     “Related Party Transaction” has the meaning set forth in Section 2.22(b).
     “Records” means all books, records and original documents that reasonably pertain to or are used by the Companies or their Affiliates to administer, reflect, monitor, evidence or record information relating to the business or conduct of the Companies and all such records and original documents, including all such records maintained on electronic or magnetic media, or in any electronic database systems of the Companies, the Seller or any of their respective Affiliates.
     “Registered Separate Account” means each separate account of either of the Companies that is registered as an investment company under the Investment Company Act.
     “Restricted Activity” has the meaning set forth in Section 4.11(a).
     “Restricted Products” has the meaning set forth in Section 4.11(a).

     “Roszel” has the meaning set forth in Section 4.19(a).
     “Roszel Administrative Services Agreement” has the meaning set forth in Section 4.19(a).
     “Roszel Investment Management Term Sheet” has the meaning set forth in Section 4.19(a).
     “SAP” means, with respect to either Company, the statutory accounting practices which are prescribed or permitted by the Insurance Department in the state of domicile of such Company.
     “SAP Audited Financial Statements” has the meaning set forth in Section 2.6(a).
     “SAP Financial Statements” has the meaning set forth in Section 2.6(a).
     “SAP Unaudited Financial Statements” has the meaning set forth in Section 2.6(a).
     “SAP Unaudited Interim Financial Statements” has the meaning set forth in Section 2.6(a).
     “Scheduled Liabilities” means any (i) liability, including all related fines, penalties, assessments, settlements and other amounts, resulting from or arising out of the following items listed in the Seller Disclosure Letter: Section 2.7(i) items 5, 11-21; Section 2.11(g) item 2; and Section 2.15 item 8 or (ii) liability arising from the failure of any of the Life Insurance and Annuity Contracts written on the contract forms identified on Section 9 of the Seller Disclosure Letter to comply with Section 72 of the Code at or prior to Closing; provided, that neither the Seller nor the Seller Parent shall in any way be responsible for any such liabilities that are attributable to any change in applicable Law occurring after the Closing, to any amendments, modifications or endorsements of such Life Insurance and Annuity Contracts following the Closing or to any correspondence or communication with the holders of such Life Insurance and Annuity Contracts by the Buyer or any of its Affiliates after the Closing.
     “SEC” means the Securities and Exchange Commission.
     “Section 4.2 Notice” has the meaning set forth in Section 4.2(c).
     “Section 338 Forms” has the meaning set forth in Section 8.10(b).
     “Section 338(h)(10) Election” has the meaning set forth in Section 8.10(a).
     “Securities Act” has the meaning set forth in Section 2.12.
     “Seller” has the meaning set forth in the preamble.

     “Seller Affiliate” means any Affiliate of the Seller.
     “Seller Benefit Plan” has the meaning set forth in 2.18(b).
     “Seller Disclosure Letter” has the meaning set forth in Article II.
     “Seller Guarantees” means all guarantees, indemnities, and letters of credit outstanding and other agreements as of the Closing Date issued for the benefit of the Company or another Person (including the policyholders of the Company) in connection with the Transferred Business and under which the Seller or any Seller Affiliate (other than either Company) may bear any responsibility to make payments, including the Keepwell Agreement, between the Seller and MLLIC, dated as of June 30, 2003, the Keepwell Agreement, between the Seller and MLLICNY, dated as of June 30, 2003, and the Contracts listed in Section 10.1 of the Seller Disclosure Letter.
     “Seller Indemnified Party” has the meaning set forth in Section 5.2(b).
     “Seller’s Knowledge” means the actual knowledge, without due inquiry, of Deborah J. Adler, John C. Carroll, Joseph E. Justice, Barry G. Skolnick, William Bridy, Lori Salvo, Paul Michalowski and Stephen Bodurtha.
     “Seller Parent” has the meaning set forth in the preamble.
     “Seller Pre-Closing Practices and Procedures” shall have the meaning as set forth in Section 5.2(b).
     “Seller Warranty Breach” has the meaning set forth in Section 5.2(a).
     “Separate Account Financial Statements” means the financial statements of the Registered Separate Accounts.
     “Shares” has the meaning set forth in the recitals.
     “Straddle Return” means any Tax Return (other than any Tax Return relating to Consolidated Income Taxes) of either Company for a Pre-Closing Period that includes (but does not end on) the Closing Date.
     “Stub Period Non-Income Taxes” means Non-Income Taxes attributable to the taxable period (or portion thereof) beginning on the date hereof and ending on the Closing Date, provided that such term shall not include any additional Non-Income Taxes, interest or penalties imposed post-Closing with respect to a Tax Return prepared by the Seller pursuant to Section 8.3(a) or Section 8.3(b).
     “Subsidiary” means with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by the Person or by one or more of its respective Subsidiaries or by the Person and any one or more of its respective Subsidiaries.
     “Tax Allocation Amount” has the meaning set forth in Section 8.2
     “Tax Dispute” has the meaning set forth in Section 8.5(d).
     “Tax Indemnified Party” has the meaning set forth in Section 8.1(e).
     “Tax Indemnifying Party” has the meaning set forth in Section 8.1(e).
     “Tax Matters” has the meaning set forth in Section 8.5(a).
     “Tax Return” means any report, return, statement or other written information required to be filed with a taxing authority in connection with Taxes.
     “Tax Sharing Agreement” shall mean all agreements providing for the allocation of Consolidated Income Taxes among Merrill Lynch and Co. or any of its Affiliates and either Company.
     “Taxes” means all taxes, including any interest and penalties thereon or other additions thereto, imposed by any Governmental Authority, including income or profits taxes, payroll and employee withholding taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real and personal property taxes, environmental taxes, and transfer taxes.
     “Third Party Claim” has the meaning set forth in Section 5.5(b).
     “Trademark License Agreement” has the meaning as set forth in the recitals.
     “Transfer Taxes” means all transfer, documentary, sales, use, registration and other similar Taxes (including all applicable real estate transfer taxes) incurred in connection with the transfer of the Shares, the Transferred Assets or the Transferred Liabilities pursuant to this Agreement.
     “Transferred Assets” has the meaning set forth in the recitals.
     “Transferred Business” means (i) all books of business written or assumed by MLLIC and MLLICNY, (ii) the capabilities of each Company to manufacture annuity products and maintain closed blocks of insurance and annuity products,(iii) the Transferred Assets and (iv) the Transferred Liabilities.

     “Transferred Liabilities” has the meaning set forth in the recitals.
     “Transition Services Agreement” has the meaning as set forth in the recitals.
     “Treasury Regulations” means the regulations of the U.S. Treasury Department issued pursuant to the Code.
     “Year End Balance Sheet” means with respect to MLLIC or MLLICNY, as the case may be, the audited balance sheet of such Company as of December 31, 2006, constituting a portion of the SAP Audited Financial Statements.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Termination and Abandonment.
     (a) General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:
          (i)    by mutual written consent of the Buyer and the Seller;
          (ii)    by the Buyer, the Seller Parent or the Seller if an injunction, restraining order, decree or other action of any Governmental Authority of competent jurisdiction is issued, enacted, promulgated, enforced or entered that prohibits the consummation of the transactions contemplated by this Agreement and such injunction, restraining order, decree or other action is final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its commercially reasonable efforts to have such injunction, order, decree or other action vacated, denied, annulled, quashed or lifted;
          (iii)    by the Buyer if there has been a violation or breach by the Seller or the Seller Parent of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Buyer set forth in Section 6.1 or Section 6.2 and such violation or breach has not been waived by the Buyer and has not been, or cannot be, cured by the Seller Parent, the Seller or any Seller Affiliate within thirty (30) days after written notice thereof from the Buyer;
          (iv)    by the Seller Parent or the Seller if there has been a violation or breach by the Buyer of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Parent or the Seller set forth in Section 6.1 or Section 6.3 and such violation or breach has not been waived by the Seller Parent or the Seller and has not been, or cannot be, cured by the Buyer within thirty (30) days after written notice thereof from the Seller Parent or the Seller; or

          (v)    by the Buyer, the Seller Parent or the Seller if the Closing shall not have been consummated on or before the date nine (9) months from the date hereof; provided, that if the Closing has not occurred due solely to the failure of a party to receive a required approval from a Governmental Authority, the parties agree to extend the foregoing termination date to the date twelve (12) months from the date hereof; provided, further, that the right to terminate this Agreement pursuant to this clause (v) shall not be available to any party whose failure to fulfill or cause to be fulfilled any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date.
     (b) Procedure Upon Termination. In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.
     (c) Survival of Certain Provisions. The respective obligations of the parties hereto pursuant to Section 4.1(b) and this Article X shall survive any termination of this Agreement in accordance with its terms.
     (d) Effect of Termination. In the event of a termination of this Agreement pursuant to Section 10.1(a), no party shall have any liability or obligation to the other party, except (i) in connection with a breach of this Agreement occurring prior to such termination (for the avoidance of doubt, any breach of this Agreement prior to such termination shall survive such termination), (ii) as provided in Section 10.1(c) and (iii) from any act of fraud or intentional misrepresentation.
     Section 10.2 Expenses. Except as otherwise provided in this Agreement, each party shall each bear its own costs and expenses incurred in connection with this Agreement and the Ancillary Transaction Agreements and the transactions contemplated hereby and thereby. If the parties hereto jointly engage Milliman in connection with the purchase price adjustment calculations pursuant to Exhibits D-1 or D-2 of this Agreement, any costs and expenses incurred in connection with Milliman’s services shall be borne equally by the parties.
     Section 10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery or sending by an overnight courier service, proof of delivery requested, to the following addresses:

(a)	if to the Seller, to it at:

Merrill Lynch Insurance Group, Inc.
1700 Merrill Lynch Drive
3rd Floor
Pennington, NJ 08534
	Attention:	Barry G. Skolnick, Esq., Senior Vice President and
General Counsel

with copies to (which shall not constitute notice):

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080
	Attention:	Todd Myers, Head of Business Development,
Global Private Client

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080
	Attention:	Frank J. Marinaro, Esq., First Vice President,
Strategic M&A and Global Private Equity Counsel

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
	Attention:	Stephen R. Hertz, Esq. and Nicholas F. Potter, Esq.

(b)	if to the Seller Parent, to it at:

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080
	Attention:	Todd Myers, Head of Business Development,
Global Private Client

Merrill Lynch & Co., Inc.
4 World Financial Center
New York, New York 10080
	Attention:	Frank J. Marinaro, Esq., First Vice President,
Strategic M&A and Global Private Equity Counsel

with copies to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
	Attention:	Stephen R. Hertz, Esq. and Nicholas F. Potter, Esq.

(c)	if to the Buyer, to it at:

AEGON USA, Inc.
4333 Edgewood Road NE
Cedar Rapids, Iowa 52499
	Attention:	Craig Vermie, Esq.,
Senior Vice President and General Counsel

with a copy to (which shall not constitute notice):

Aegon USA, Inc.
4333 Edgewood Road NE
Cedar Rapids, Iowa 52499
	Attention:	James A. Beardsworth,
Senior Vice President — Business Development

LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, NY 10019
	Attention:	John M. Schwolsky, Esq.
Paul P. Chen, Esq.
or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery.
     Section 10.4 Entire Agreement. This Agreement (including the Seller Disclosure Letter, the Buyer Disclosure Letter and exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, between or among the parties hereto with respect to the subject matter hereof.
     Section 10.5 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement other than Section 4.15, which are intended to be for the benefit of the applicable Seller Affiliates, and Article V which is intended to be for the benefit of the Buyer Indemnified Parties and the Seller Indemnified Parties and may be enforced by such Persons.

     Section 10.6 Assignability. Neither this Agreement nor any of the rights, interests or obligations of any party shall be assigned (except by operation of law), in whole or in part, by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment that is not consented to shall be null and void; provided, however, that the Seller will not unreasonably withhold its consent to any such assignment by the Buyer to any direct or indirect wholly-owned Subsidiary of the Buyer or AEGON NV; provided, that notwithstanding any such assignment, the Buyer shall remain liable to perform all of its obligations hereunder, including the obligations to pay the full amount of the Purchase Price; provided, further, that no such assignment shall be permitted if it shall result in any amount payable to the Seller pursuant to this Agreement being subject to withholding Tax.
     Section 10.7 Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by a written instrument authorized and executed on behalf of each of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.
     Section 10.8 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement or the application thereof under certain circumstances is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     Section 10.9 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     Section 10.10 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such words or words of like import. The words “in the ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice” whether or not they are in fact followed by such words or words of like import. When a reference is made in this Agreement to an Article, Section, Annex, Exhibit, Schedule or Disclosure Letter, such reference shall be to an Article of, a Section of, or an Annex, Exhibit, Schedule or Disclosure Letter to, this Agreement unless otherwise indicated. Disclosure of any item in the Seller Disclosure Letter or the Buyer Disclosure Letter shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be. The table of contents and headings contained in this Agreement are for reference purposes only and shall not modify, expand, define, or otherwise affect in any way the meaning or interpretation of this Agreement. References to “$” shall mean United States dollars. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.
     Section 10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument, it being understood that the parties need not sign the same counterpart.
     Section 10.12 Facsimile. This Agreement, to the extent signed and delivered by means of facsimile or other electronic transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No party hereto shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile or other electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile or other electronic transmission, and each such party forever waives any such claim or defense.
     Section 10.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, violated or unfulfilled.

It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent noncompliance with, or breaches or violations of any provisions of this Agreement by any of the other parties and to enforce specifically the terms and provisions of this Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, this being in addition to any other remedy to which any of the parties may be entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at Law. In addition, each of the parties hereto irrevocably and unconditionally submits itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York State Supreme Court in the Borough of Manhattan, in the event any dispute arises out of this Agreement or any of the transactions provided for by this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court and agrees not to bring any action arising out of or relating to this Agreement in any other court. In any action, each of the parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise, any claims that it is not subject to the jurisdiction of the above court, that such action is brought in any inconvenient forum or that the venue of such action is improper. Each of the parties also agrees that any final and nonappealable judgment against a party in connection with any action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Without limiting the foregoing, each party agrees that service of process on such party at the address provided in Section 10.3 shall be deemed effective service of process on such party. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY HERETO IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
     Section 10.14 Release of Section 5.2(b)(iv). If the Buyer sells either Company at any time after the Closing, the Buyer shall have the right to ask the Seller to release it from its indemnification obligation under Section 5.2(b)(iv) in consideration of the provision of an identical guarantee from the buyer of any such Company. The Seller will consider any such request in good faith with due consideration of all appropriate factors, including the relative creditworthiness of any such buyer compared to the Buyer.
     Section 10.15 Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

     Section 10.16 FIRPTA. The Buyer shall not withhold any amounts pursuant to Section 1445 of the Code provided that the Seller delivers to the Buyer at the Closing a certificate complying with the Code and the Treasury Regulations, duly executed and acknowledged, certifying that the shares are not U.S. real property interests.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AEGON USA, INC.
By:	/s/ James A. Beardsworth
	Name:	James A. Beardsworth
	Title:	Senior Vice President

MERRILL LYNCH INSURANCE GROUP, INC.
By:	/s/ Deborah J. Adler
	Name:	Deborah J. Adler
	Title:	Chairman, President, CEO and Chief Actuary

MERRILL LYNCH & CO., INC.
By:	/s/ Robert J. McCann
	Name:	Robert J. McCann
	Title:	Executive Vice President and President, Global Private Client Group